Exhibit 2.1

EXECUTION COPY

TRANSACTION AGREEMENT

by and among

Diamond Resorts International, Inc.,

Island One, Inc.,

Crescent One, LLC,

and Timeshare Acquisitions, LLC

dated as of July 1, 2013

i

5.16	Insurance	26
5.17	Permits	26
5.18	Employee Benefit Plans	26
5.19	Health, Safety and Environment	28
5.20	Employees; Salaries; Personnel Agreements, Plans and Arrangements	28
5.21	Taxes	29
5.22	Timeshare Matters	31
5.23	Corporate Names; Business Locations	32
5.24	Investment	32
5.25	No Dispositions	32

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		33
6.1	Authorization	33
6.2	No Conflicts	33
6.3	Organization	33
6.4	Litigation	33
6.5	Investment Purpose; No Registration	34
6.6	Materials Provided to Purchaser	34
6.7	Condition of the Business; Independent Investigation	34

ARTICLE 7 CONDITIONS PRECEDENT TO THE CLOSING; TERMINATION		35
7.1	Conditions Precedent to Obligations of the Purchaser	35
7.2	Conditions Precedent to Obligations of the Seller	36
7.3	Termination	36

ARTICLE 8 CLOSING		37
8.1	Time and Place	37
8.2	Deliveries of the Seller	37
8.3	Deliveries of Purchaser	38

ARTICLE 9 INDEMNIFICATION		39
9.1	Indemnification by the Seller	39
9.2	Indemnification by Purchaser	40
9.3	Indemnification Procedure for Third Party Claims	41
9.4	Indemnification Procedures for Non-Third Party Claims	42
9.5	Certain Limitations on Remedies	43
9.6	Materiality Qualifiers	44
9.7	Investigation	44
9.8	Insurance; Tax Benefits	44
9.9	No Implied Representations	45

ARTICLE 10 MISCELLANEOUS		45
10.1	Notices, Consents, etc.	45
10.2	No Third Party Beneficiary	46
10.3	Invalid Provisions	46
10.4	Amendment and Waiver	47
10.5	Further Assurances	47

10.6	Counterparts	47
10.7	Expenses	47
10.8	Governing Law; Venue	47
10.9	Waiver of Jury Trial	47
10.10	Specific Performance	48
10.11	Recovery of Attorney’s Fees	48
10.12	Headings	48
10.13	Assignment; Joinder	48
10.14	Entire Agreement	48
10.15	Interpretative Matters	49
10.16	No Strict Construction	49
10.17	Publicity	49
10.18	Securities Matters	49
10.19	Control of Certain Proceedings	50

GLOSSARY OF DEFINED TERMS

Page

Affiliate	2
Affiliated Group	2
Agreement	1
Applicable Acquirer	2
Basket Amount	43
BB&T Payment Stream	2
Books and Records	2
Business	1
Business Day	2
Cap Amount	44
Closing	37
Closing Date	37
Closing Date Net Working Capital	52
Closing Net Working Capital Amount	2
Closing Schedule	2
Club Navigo	31
Code	2
Commission	4
Common Elements	2
Common Stock	1
Company	1
Company Non-Receivables Indebtedness	2
Company Plan Affiliate	2
Company Receivables Indebtedness	3
Company Transaction Expenses	3
Contracts	3
Crescent One	1
Declaration	3
Defense Counsel	41
Defense Notice	41
Deficit	12
Diamond	1
Diamond Change in Control	3
Diamond IPO EBITDA	3
Diamond Multiple	4
Direct Claim	42
Direct Indemnification Defense Notice	42
Direct Indemnification Notice	42
Division	4
DRIM	1
DRUSCD	1
Embargoed Person	31
Employee Benefit Plan	4

Environmental and Safety Requirements	4
ERISA	4
Exchange Act	50
Excluded Litigation	40
Existing Credit Facility	4
Financial Statements	21
GAAP	5
Governmental Authority	5
Hazardous Material	5
Indebtedness	5
Indemnified Party	41
Indemnifying Party	41
Initial Net Working Capital	52
Intellectual Property	6
Interim Agreements	1
Interim Financial Statements	22
IO Shares	1
IPO	6
IPO Price	6
IPO Share	6
IPO Valuation	6
Island One	1
Island One 2012 EBITDA	6
Island One Closing Date EBITDA	6
Island One EBITDA	6
Island One Factor	7
Island One Multiple	7
Knowledge	7
Latest Balance Sheet Date	21
Law	7
Leased Real Property	23
Liabilities	7
Liens	7
Losses	39
Material Contract	7
Membership Interests	1
Minimum Net Working Capital	7
Net Recovery	44
Net Working Capital	52
Operations Transition Date	8
Permits	8
Permitted Assignee	48
Permitted Liabilities	8
Permitted Liens	8
Person	8
Price Per Share	8

v

Property Management Agreement	8
Purchase Price	8
Purchaser	1
Purchaser Indemnified Parties	39
Purchaser Prepared Returns	15
Real Property	8
Real Property Leases	23
Registration Statement	8
Release	9
Resort	9
Resort Unit	9
Rule 144	49
Sale of Diamond	9
Sale Shares	9
Sale Valuation	9
Securities	1
Securities Act	34
Securities Act Legend	49
Seller	1
Seller Indemnified Parties	40
Selling Person	9
Shares	10
Specified Materials	34
Straddle Period	10
Subsidiary	10
Supplemental Declarations	31
Tax	10
Tax Benefit	10
Tax Claim	16
Tax Returns	10
Third Party Claim	41
Timeshare Documents	10
Timeshare Interest	10
Timeshare Laws	10
Timeshare Owners’ Association	11
Transaction Documents	11
Transfer	11
Transfer Agent	49
Transfer Tax	11
Underwriter’s Lock-up Agreement	11
Units	1

TRANSACTION AGREEMENT

THIS TRANSACTION AGREEMENT (this “Agreement”), is dated July 1, 2013, by and among Diamond Resorts International, Inc., a Delaware corporation (the “Purchaser”), Island One, Inc., a Florida corporation (“Island One”), Crescent One, LLC, a Florida limited liability company (“Crescent One” and, together with Island One, the “Companies” and each a “Company”), and Timeshare Acquisitions, LLC, a Delaware limited liability company (the “Seller”).

RECITALS

A. The Companies are engaged in the business of operating a vacation ownership, hospitality, and resort management business (the “Business”).

B. The Seller owns One Million (1,000,000) shares of the common stock, par value $0.01 per share (the “Common Stock”) of Island One, constituting all of the issued and outstanding shares of capital stock of Island One (such shares being referred to herein as the “IO Shares”) and (ii) one hundred percent (100%) of the membership interests (the “Membership Interests”) of Crescent One, constituting all of the issued and outstanding membership interests of Crescent One (such membership interests being referred to herein as the “Units” and, collectively with the IO Shares, the “Securities”).

C. On May 8, 2013, the Companies entered into: (a) an Amended and Restated Contract For Sales and Marketing Services, by and among the Companies, Diamond Resorts International Marketing, Inc., a California corporation (“DRIM”), and Diamond Resorts U.S. Collection Development, LLC, a Delaware limited liability company (“DRUSCD”); and (b) an Operations Agreement, by and among the Companies, Diamond Resorts Corporation, a Maryland corporation (“Diamond”), and DRIM (each such agreement, an “Interim Agreement” and collectively the “Interim Agreements”).

D. The Seller desires to contribute to the Applicable Acquirer, and the Applicable Acquirer desires to accept from the Seller, the Securities on the terms and subject to the conditions set forth in this Agreement.

AGREEMENTS

In consideration of the mutual covenants of the parties as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

In addition to the capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the meanings specified in this ARTICLE 1.

“Affiliate” means, with respect to any Person, any other Person: (i) which owns, directly or indirectly, more than ten percent (10%) of the voting or economic interests in such Person; (ii) in which such Person owns, directly or indirectly, more than ten percent (10%) of the voting or economic interests; or (iii) in which more than ten percent (10%) of the voting or economic interests are owned, directly or indirectly, by a Person who has a relationship with such Person described in clause (i) or (ii) above. In addition, any Person who is a stockholder, member, manager, director or executive officer of either Company or any Subsidiary thereof shall be deemed an “Affiliate” thereof.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“Applicable Acquirer” means (i) Purchaser in the event of an IPO or (ii) the Selling Person in the event of a Sale of Diamond.

“BB&T Payment Stream” means that certain cash flow stream owned by the Companies owing from Branch Bank & Trust that matures over time and is currently payable and payable in the future.

“Books and Records” means all books and records of the Companies and any Subsidiary thereof, including, but not limited to, all records, files, papers, sales and purchase correspondence, books of account and financial and employment records, whether in tangible or digital form.

“Business Day” means a day other than Saturday, Sunday or a public holiday on which banks are closed under the laws of the State of Florida.

“Closing Net Working Capital Amount” means an amount determined as set forth on Annex A hereto.

“Closing Schedule” means a schedule prepared by the Seller and delivered to Purchaser not less than two Business Days prior to the Closing Date setting forth the Company Non-Receivables Indebtedness and Company Transaction Expenses as of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Elements” means all common elements, including but not limited to any limited common elements, as each such common element is defined or provided for in the Declaration or other Timeshare Documents.

“Company Non-Receivables Indebtedness” means the outstanding Indebtedness of the Companies and their Subsidiaries as of the open of business on the Closing Date, other than the Company Receivables Indebtedness.

“Company Plan Affiliate” means each Company, any Subsidiary thereof and predecessor of any of them and any other Person who constitutes or has constituted all or part of a controlled group or has been or is under common control with, or whose employees were or are treated as employed by, either Company, any Subsidiary thereof and/or any predecessor or any of them, under Section 414 of the Code or Section 4001 of ERISA.

“Company Receivables Indebtedness” means the Indebtedness identified on Schedule 1.1(a).

“Company Transaction Expenses” means:

(i) all fees, costs, expenses and obligations of either Company or any Subsidiary thereof incurred in connection with the negotiation, documentation and consummation of the transactions described in this Agreement, including all fees, expenses, disbursements and other similar amounts to be paid to attorneys, financial advisors, accountants or other advisors; and

(ii) all change of control, severance, bonus or similar payments due as a result of the Closing from either Company or any Subsidiary thereof to any Person under any plan, agreement or arrangement of such Company or Subsidiary that was in place prior to the Operations Transition Date to the extent not included in the Closing Net Working Capital Amount, which obligation, in each case, is unpaid as of the Closing Date and is payable after the Closing Date or becomes due as a result of the consummation of the transactions contemplated by this Agreement or the Transaction Documents, including all Taxes that are payable by either Company or any Subsidiary in connection with the payment of such liability. For the avoidance of doubt, the following are expressly not Company Transaction Expenses: (a) any costs or expenses incurred in order to achieve Synergies (as defined in the Interim Agreement); (b) amounts payable in respect of the Company Receivables Indebtedness; and (c) severance or bonus payments approved on or prior to the date hereof payable to Sterling F. Stoudenmire IV, Sulyn Stumbras and/or Harry Christenson.

“Contracts” means any agreements, contracts, commitments, purchase orders, licenses and leases, whether written or oral, to which either Company or any Subsidiary is a party or by which either Company or any Subsidiary is bound.

“Declaration” means the declaration in furtherance of a plan for subjecting a Resort to a timeshare form of ownership, which declaration contains covenants, restrictions, easements, charges, liens and including, without limitation, provisions regarding the identification of Timeshare Interests and the common areas and the regulation and governance of the real property comprising such Resort as a timeshare regime.

“Diamond Change in Control” means either (i) a Sale of Diamond or (ii) an IPO.

“Diamond IPO EBITDA” means consolidated Adjusted EBITDA (as described in the Registration Statement) for the most recent 12-month period which, for purposes of this Agreement, is initially equal to the Adjusted EBITDA for fiscal year 2012 less the Adjusted EBITDA for the first quarter of fiscal year 2012 plus the Adjusted EBITDA for the first quarter of fiscal year 2013; provided, that if any later period is required to be presented in the Registration Statement, the foregoing shall be adjusted to match such later period.

“Diamond Multiple” means either (i) in the case of a Sale of Diamond, the implied enterprise value multiple used to determine Sale Valuation in a Sale of Diamond or (ii) in the case of an IPO, the quotient of the IPO Valuation divided by the Diamond IPO EBITDA; provided that the Diamond Multiple shall not be less than 6.5.

“Division” or “Commission” means the Governmental Authority of each state in which a Resort is located, having jurisdiction over the establishment and operation of the Resorts in question and the sale of Timeshare Interests at such Resort.

“Employee Benefit Plan” means any of the following (whether written, unwritten or terminated): (i) any employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan, dental plan, or sick leave plan; (ii) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit, top hat or deferred compensation plan or any nonqualified deferred compensation or retirement plan or arrangement or any qualified defined contribution or defined benefit plan; or (iii) any other plan, policy, program, arrangement or agreement which provides employee benefits or benefits to any current or former employee, dependent, beneficiary, director, independent contractor or like person, including, but not limited to, any severance agreement or plan, personnel policy, vacation time, holiday pay, tuition reimbursement program, service award, moving expense reimbursement programs, tool allowance, safety equipment allowance, material fringe benefit plan or program, bonus or incentive plan, equity appreciation, stock option, restricted stock, stock bonus or deferred bonus or compensation plan, salary reduction, change-of-control or employment agreement or consulting agreement.

“Environmental and Safety Requirements” means any Law that is related to (i) pollution, contamination, cleanup, preservation, protection, reclamation or remediation of the environment, (ii) health or safety, (iii) the Release or threatened Release of any Hazardous Material, including investigation, study, assessment, testing, monitoring, containment, removal, remediation, response, cleanup, abatement, prevention, control or regulation of such Release or threatened Release, or (iv) the management of any Hazardous Material, including the manufacture, generation, formulation, processing, labeling, use, treatment, handling, storage, disposal, transportation, distribution, re-use, recycling or reclamation of any Hazardous Material; and includes the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6091 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Clean Water Act (33 U.S.C. § 7401 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Toxic Substance Control Act (15 U.S.C. § 2601 et seq.) and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Existing Credit Facility” means each of (i) that certain Amended and Restated Receivables Loan Agreement, dated as of May 27, 2011, by and among Liberty Bank, Island One, and the financial institutions referred to therein (the “Liberty Loan Agreement”); (ii) Loan Sale Agreement, dated as of January 31, 2012, by and between IOI Funding II, LLC and Quorum

Federal Credit Union, and the Transaction Documents defined therein, including the Undertaking Agreement, by and between Island One, Inc. and Quorum Federal Credit Union, and the documents contemplated thereby (the “Quorum Loan Agreement”); and (iii) (A) that certain Irrevocable Letter of Credit, dated as of December 26, 2012, by Island One, Inc., as Borrower, and Old Florida National Bank, as Lender; securing the Alternate Assurance Bond, with the Division of Florida Condominiums, Timeshares, and Mobile Homes, and Chicago Title Insurance Company as beneficiaries, and (B) that certain Promissory Note by and between Island One Resorts Management Corporation, as Borrower, and Old Florida National Bank, as Lender, dated as of May 27, 2011, in the original principal amount of $741,313.34, and the documents contemplated thereby (together, the “Old Florida Loan Agreement”).

“GAAP” means U.S. generally accepted accounting principles consistently applied in accordance with past practice.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country, or any domestic or foreign state, province, county, city or other political subdivision.

“Hazardous Material” means (i) hazardous substances, as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; (ii) hazardous wastes, as defined by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; (iii) petroleum, including without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (iv) radioactive material, including, without limitation, any source, special nuclear, or by-product material as defined in 42 U.S.C. § 2011 et seq.; (v) asbestos that is friable or reasonably likely to become friable; (vi) polychlorinated biphenyls; (vii) microbial matter, biological toxins, mycotoxins, mold or mold spores; and (viii) any other material, substance or waste to which liability or standards of conduct may be imposed under any applicable Environmental and Safety Requirements.

“Indebtedness” means with respect to any Person (i) all obligations of such Person for borrowed money, whether current or funded, secured or unsecured, (ii) all obligations of such Person for the deferred purchase price of any property or services (other than trade accounts payable arising in the ordinary course of the business of such Person), (iii) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default may be limited to repossession or sale of such property), (iv) all obligations of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (v) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (vi) any obligation of such Person in respect of bankers’ acceptances or letters of credit, (vii) any obligations secured by liens on property acquired by such Person, whether or not such obligations were assumed by such Person at the time of acquisition of such property, (viii) all obligations of a type referred to in clause (i), (ii), (iii), (iv), (v), (vi), or (vii) above which is directly or indirectly guaranteed by such Person or which it has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss, and (ix) any refinancings of any of the foregoing obligations.

“Intellectual Property” means all intellectual property and other proprietary rights and information of either Company or any Subsidiary thereof, including but not limited to all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress, trade names and corporate name (including, without limitation, the name “Island One”), all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the foregoing; all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, documentation and software, financial, business and marketing plans; cost and pricing information, all supplier lists and related information; all domain names and web sites; sales data and plans; all customer accounts, lists, files, programs, plans, data and related information.

“IPO” means the first sale by the Purchaser after the date hereof of equity securities pursuant to a firm commitment underwritten offering (or series of related offerings) of equity securities to the public pursuant to the Registration Statement.

“IPO Price” means the gross price paid for an IPO Share in the sale contemplated by the Registration Statement, not including any underwriting commissions or discounts.

“IPO Share” means a share of capital stock of the same class and series as those to be sold by Purchaser in the IPO.

“IPO Valuation” means the enterprise value of Diamond as of the Closing Date, determined in accordance with Annex B.

“Island One 2012 EBITDA” means an amount equal to $4,664,842.00, which represents the earnings before interest, taxes, depreciation and amortization of the Companies on a combined basis for the 12-month period ended December 31, 2012, determined from the audited financial statements of the Companies as of December 31, 2012, as adjusted pursuant to Annex C hereto.

“Island One Closing Date EBITDA” means the earnings before interest, taxes, depreciation and amortization of the Companies on a combined basis for the 12-month period ended the month immediately preceding the month in which the Diamond Change in Control occurs, as adjusted pursuant to Annex D hereto.

“Island One EBITDA” means the greater of

(x) the sum of (I) the Island One 2012 EBITDA plus (II) the product of (A) the difference of (1) the Island One Closing Date EBITDA minus (2) the Island One 2012 EBITDA, and (B) 0.50; and

(y) $8,281,975.00.

“Island One Factor” means the quotient of (a) the difference of (i) the Diamond Multiple minus (ii) 6.5, divided by (b) 2.75; provided that if the Diamond Multiple is less than or equal to 6.5 the Island One Factor shall be zero, and if the Diamond Multiple is greater than or equal to 12 the Island One Factor shall be two.

“Island One Multiple” means the difference of the Diamond Multiple minus the Island One Factor.

“Knowledge” means

(a) with respect to Purchaser, the actual conscious awareness of Howard S. Lanznar and Frank W. Acito, without any special investigation; provided however that notwithstanding any reference to Howard S. Lanznar and Frank W. Acito, no representation or warranty of Seller in this Agreement shall be, or shall be deemed to be, a representation or warranty by Howard S. Lanznar and Frank W. Acito, individually; and

(b) with respect to the Seller, the actual conscious awareness of Sterling F. Stoudenmire IV, Sulyn Stumbras, and Douglas Teitelbaum, without any special investigation; provided however that notwithstanding any reference to Sterling F. Stoudenmire IV, Sulyn Stumbras, and Douglas Teitelbaum, no representation or warranty of Seller in this Agreement shall be, or shall be deemed to be, a representation or warranty by Sterling F. Stoudenmire IV, Sulyn Stumbras, and Douglas Teitelbaum, individually.

“Law” means the common law of any state, or any provision of any foreign, federal, state or local law, statute, rule, regulation, order, permit, judgment, injunction, decree or other decision of any court or other tribunal or Governmental Authority legally binding on the relevant party or its properties.

“Liabilities” means Indebtedness, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, known, unknown, perfected, inchoate, unliquidated or otherwise, whether due or to become due).

“Liens” means any claims, liens, charges, rights, restrictions, options, preemptive rights, mortgages, deeds of trust, hypothecations, assessments, pledges, encumbrances, claims of equitable interest or security interests of any kind or nature whatsoever.

“Material Contract” means: (i) any Existing Credit Facility; (ii) any Contract that requires a Company or any Subsidiary thereof to pay, or entitles a Company or any Subsidiary thereof to receive, in the aggregate, $100,000 or more during any twelve (12) month period; (iii) any Contract that restricts in any material respect any business activity anywhere in the world; or (iv) any Contract not terminable by a Company or any Subsidiary thereof upon not more than ninety (90) days’ prior notice without penalty.

“Minimum Net Working Capital” means Net Working Capital as of December 31, 2012, determined as set forth on Annex A from the audited financial statements of the Companies as of such date.

“Operations Transition Date” means May 8, 2013.

“Permits” means all permits, licenses, certifications, approvals and authorizations by or of, or registrations with, any Governmental Authority, including but not limited to, vehicle and business licenses.

“Permitted Liabilities” means (i) all liabilities existing as of the Closing for trade payables and accrued expenses incurred by either Company or any of its Subsidiaries in the ordinary course of business consistent with past practice and as otherwise incurred pursuant to the Interim Agreements, (ii) all Indebtedness of a Company or any of its Subsidiaries as noted in the Financial Statements, including but not limited to the Company Receivables Indebtedness, and (iii) all obligations to be performed after the Closing under any Contract, in each case only to the extent that the existence of such liabilities or obligations is not contrary to, or result in a breach or inaccuracy of, any covenant, representation or warranty of the Seller under this Agreement.

“Permitted Liens” means any (a) inchoate mechanics’, carriers’, workers’ and other similar Liens arising in the ordinary course of business that are not delinquent and that in the aggregate are not material in amount and do not interfere with the present use of the assets to which they apply; (b) inchoate Liens for current Taxes and assessments not yet due and payable; (c) any Liens filed in connection with any Indebtedness of a Company or any Subsidiary thereof as reflected in the Financial Statements, including but not limited to the Company Receivables Indebtedness.

“Person” means any individual, sole proprietorship, general partnership, limited partnership, limited liability company, joint venture, trust, unincorporated association, corporation, entity or government (whether federal, state, county, city or otherwise, including, without limitation, any instrumentality, division, agency or department thereof).

“Price Per Share” means either (i) the implied per-share price for each Sale Share in the case of a Sale of Diamond or (ii) the IPO Price.

“Property Management Agreement” means the management agreement entered into by and between a Timeshare Owners’ Association and a property management company, pursuant to which the property manager is to provide management and other services with respect to a Real Property.

“Purchase Price” equals the difference of (a) the product of the Island One EBITDA and the Island One Multiple, minus (b) Company Non-Receivables Indebtedness reflected on the Closing Schedule, minus (c) the Company Transaction Expenses reflected on the Closing Schedule, plus the amount of any over-accrual of bad debt expense for any Company’s mortgage notes receivable for any period ending on or prior to December 31, 2011.

“Real Property” means the Resorts and real property set forth on Schedule 5.10.

“Registration Statement” means the registration statement under the Securities Act filed by the Purchaser on June 14, 2013, in connection with an IPO.

“Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the indoor or outdoor environment.

“Resort” means, individually and collectively, as applicable, each or all of the Timeshare Interest ownership and time-share projects consisting of: Barefoot’n in the Keys at Old Town, 2750 Florida Plaza Blvd, Kissimmee, FL 34746, Bryan’s Spanish Cove, 13875 State Road 535, Orlando, FL 32821, The Charter Club Resort Of Naples Bay, 1000 10th Ave., South, Naples, FL 34102, The Cove On Ormond Beach a/k/a Plantation Cove, 145 S. Atlantic Ave., Ormond Beach, FL 32176, Cove II On Ormond Beach, 149 S. Atlantic Ave., Ormond Beach, FL 32176, Crescent Resort On South Beach, 1420 Ocean Drive, Miami, FL 33139, Liki Tiki Village I f/k/a Isle of Bali Resort, 17777 Bali Blvd., Winter Garden, FL 34787, Liki Tiki Village II f/k/a Isle of Bali Resort, 17777 Bali Blvd., Winter Garden, FL 34787, Orbit Vacation Villas, 2950 Entry Point Blvd., Kissimmee, FL 34747, and Parkway International Resort, a Condominium and Parkway II, a Condominium, 6200 Safari Trail, Kissimmee, FL 34747. The term “Resort” or “Resorts” includes, among other things, the undivided annual or (biennial) timeshare ownership interests (Timeshare Interest) in the respective Resorts, and the appurtenant exclusive rights to use Resort Units in one or more buildings or phases and all appurtenant or related properties, amenities, facilities, equipment, appliances, fixtures, easements, licenses, rights and interests, including without limitation, the Common Elements, as established by and more fully defined and described in the respective Declarations, and the other Timeshare Documents.

“Resort Unit” means, with respect to each Resort, one living unit in a building incorporated into the Resort pursuant to the Declaration, together with all related or appurtenant interests in services, easements and other rights or benefits, as described and provided for in the Declaration, including but not limited to the right to use the Resort amenities and facilities in accordance with the Timeshare Documents.

“Sale of Diamond” means any transaction or series of transactions (whether by merger, consolidation, reorganization, combination, sale or transfer of the equity securities of Diamond or the Purchaser, securityholder or voting agreement, proxy, power of attorney or otherwise) pursuant to which any Person or group of related Persons in the aggregate, directly or indirectly, acquire(s) (i) equity securities of Diamond or the Purchaser from Diamond, the direct and indirect stockholders of Diamond or their respective Affiliates collectively that exceed one-third of the voting equity securities of Diamond or the Purchaser that are owned by the direct and indirect stockholders of Diamond or their respective Affiliates collectively on the date hereof or (ii) greater than 50% of Diamond’s and its Subsidiaries’ assets determined on a consolidated basis.

“Sale Shares” means shares or other units of equity ownership in the Selling Person. By way of illustration, if the Selling Person is Diamond, the Sale Shares shall be shares of common stock of Diamond.

“Sale Valuation” means the total enterprise value to be paid in a Sale of Diamond.

“Selling Person” means the Person that is selling assets, or the equity securities of which are being sold, in a Sale of Diamond.

“Shares” means either Sale Shares or IPO Shares.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, escheat, lost or unclaimed property, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included or required to be included) in any Tax Return relating thereto.

“Tax Benefit” means, with respect to any Loss subject to indemnity under ARTICLE 9, an amount by which the actual cash Tax liability of a party (or a group of corporations filing a Tax Return that includes the party), with respect to a taxable period, is reduced solely as a result of such Loss or the amount or the portion of any cash Tax refund actually received with respect to such taxable period that is generated solely as a result of such Loss.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any Laws or administrative requirements relating to any Taxes.

“Timeshare Documents” means the Declaration governing a Resort, the articles of incorporation and bylaws for a Timeshare Owners’ Association, and any registration statement required under any Timeshare Laws approving the establishment and operation of the Resorts and the sales of Timeshare Interests.

“Timeshare Interest” means a timeshare interest in real estate, however denominated or defined in the applicable Declaration, together with all rights, benefits, privileges and interests appurtenant thereto, including an ownership interest in the appurtenant Common Elements.

“Timeshare Laws” means the provisions of any applicable laws, statutes or regulations and all amendments, modifications or replacements thereof and successors thereto, and all regulations and guidelines promulgated thereunder or with respect thereto, now or hereafter enacted, applicable to the establishment and operation of the Resorts and the sales and financing of Timeshare Interests.

“Timeshare Owners’ Association” means, with respect to each Resort, the not-for-profit corporation acting as the owner’s association for such Resort.

“Transaction Documents” means each of the agreements, documents, certificates and instruments being delivered pursuant to this Agreement.

“Transfer” means any sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition or encumbrance of any right, title or interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law) or the acts thereof. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Transfer Tax” means any stamp or other sales, transfer, use, documentary, value added, excise or similar transaction Tax imposed under the Laws of the United States or any state, country or municipality or other subdivision thereof, arising as a result of the consummation of any of the transactions contemplated hereby.

“Underwriter’s Lock-up Agreement” means a lock-up agreement in the form required by the underwriters in an IPO, if any; provided, that in no event shall the lock-up period set forth therein exceed 180 days.

ARTICLE 2

TRANSACTION

2.1 Contribution. On the Closing Date, subject to the terms and conditions set forth in this Agreement, by delivering to Purchaser or the Selling Person a certificate or certificates representing the Securities, in genuine and unaltered form, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank, with requisite stock transfer tax stamps, if any, attached, the Seller shall:

(a) In the event of an IPO, contribute to Purchaser, and Purchaser shall acquire from the Seller, the Securities, free and clear of all Liens other than Liens created by Purchaser, restrictions on transfer (other than any restrictions under the Securities Act and applicable state securities laws), options, rights, calls, commitments, proxies or other contract rights; or

(b) In the case of a Sale of Diamond, contribute to the Selling Person, and the Selling Person shall acquire from the Seller, the Securities, free and clear of all Liens other than Liens created by Selling Person, restrictions on transfer (other than any restrictions under the Securities Act and applicable state securities laws), options, rights, calls, commitments, proxies or other contract rights.

2.2 Purchase Price. On the Closing Date, subject to the terms and conditions set forth in this Agreement, and in consideration of the sale, assignment, transfer and delivery of the Securities:

(a) In the case of an IPO, the Purchaser shall issue to the Seller a number of IPO Shares equal to the quotient of the Purchase Price (as may be adjusted pursuant to Section 2.5) divided by the Price Per Share; or

(b) In the case of a Sale of Diamond, the Purchaser and Diamond shall cause the Selling Person to issue to the Seller a number of Sale Shares equal to the quotient of the Purchase Price(as may be adjusted pursuant to Section 2.5) divided by the Price Per Share.

2.3 Characterization in the Event of an IPO. Each of the Parties intend that the transaction contemplated by Section 2.2(a) shall be treated, along with the IPO, as a single transaction governed by Section 351 of the Code.

2.4 Closing. At the Closing, the Shares shall be delivered to the Seller. At the Closing, there shall also be delivered to the Seller and Purchaser the opinions, certificates and other agreements, documents and instruments to be delivered under ARTICLE 7 and ARTICLE 8.

2.5 Minimum Net Working Capital. Not less than three (3) Business Days prior to the Closing, the Purchaser shall deliver to the Seller the Purchaser’s estimate of Closing Net Working Capital Amount. In the event that the Purchaser’s estimate is less than the Minimum Net Working Capital (a “Deficit”), the Seller shall, on or prior to the Closing Date, make capital contributions to the Companies in an aggregate amount equal to the Deficit. In the event that such contributions are not made prior to the Closing, the Purchase Price shall be reduced by an amount equal to the amount of the Deficit; provided, that the amount of the adjustment shall not exceed an amount equal to the sum of (a) $2,000,000 and (b) all transfer taxes, fees, costs and expenses incurred by Island in connection with the negotiation, execution and performance of that certain Stock Redemption Agreement, dated as of March 12, 2013, by and between Island and Vacation Ownership Investors, LLC.

2.6 Allocation of Purchase Price. The Purchase Price (and any additional consideration deemed received by the Seller) shall be allocated among the Common Stock and the Membership Interests as set forth on Schedule 2.6.

2.7 BB&T Receivable. In addition to the consideration set forth in Section 2.2, if any portion of the BB&T Payment Stream is collected by a Company (or its successors or assigns), Purchaser shall, and shall cause such Company (or its successors or assigns) to, remit such portion of the BB&T Payment Stream reasonably promptly (but in no event more than 30 days after receipt) to Seller and/or its Permitted Assignees.

ARTICLE 3

OTHER AGREEMENTS AND COVENANTS OF THE SELLER

AND THE COMPANIES

Each of the Seller and the Companies covenants and agrees with Purchaser that, at all times from and after the date hereof until the Closing and, with respect to any covenant or agreement by its terms to be performed in whole or in part after the Closing, for the period specified herein or, if no period is specified herein, indefinitely, the Seller and the Companies will comply with all covenants and provisions of this ARTICLE 3, except to the extent Purchaser may otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) and further provided that the following covenants shall not apply to any actions taken by the Company or its Subsidiaries which are caused by or directed by Purchaser or any of its appointees as officers to the Companies or Subsidiaries pursuant to or in connection with the Interim Agreements.

3.1 Conduct of Business. Each Company will, and will cause its Subsidiaries to conduct business only in accordance with the Interim Agreements or, to the extent not detailed by the Interim Agreements, in the ordinary course consistent with past practice.

3.2 Certain Restrictions. Each Company will and will cause its Subsidiaries to refrain from:

(a) amending their certificates or articles of incorporation or by-laws (or other comparable organizational documents) or taking any action with respect to any such amendment or any reorganization, liquidation or dissolution of any such Person;

(b) authorizing, issuing, selling or otherwise disposing of any shares of, or any option, right or warrant to purchase with respect to, equity securities of either Company or any Subsidiary thereof, or modifying or amending any right of any holder of outstanding shares of, or any option, right or warrant to purchase with respect to, equity securities of either Company or any Subsidiary thereof;

(c) declaring, setting aside or paying any dividend or other distribution in respect of the capital stock of either Company or any Subsidiary thereof not wholly owned by a Company, or directly or indirectly redeeming, purchasing or otherwise acquiring any shares of, or any option, right or warrant to purchase with respect to, capital stock of either Company or any Subsidiary thereof not wholly owned by either Company; provided, however, that, at or prior to the Closing, the Companies shall be entitled to distribute cash in an aggregate amount equal to the Closing Net Working Capital Amount; provided further, that effective January 1, 2014, at the conclusion of an each audit of the balance sheet for each Company for the year then ended, the Companies may distribute cash in an aggregate amount for the applicable year ended in excess of the Minimum Net Working Capital;

(d) except in the ordinary course of business consistent with past practice, (i) incurring any Indebtedness, or (ii) voluntarily purchasing, canceling, prepaying or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, or waiving any right of either Company or any Subsidiary thereof under, any Indebtedness of or owing to either Company or any Subsidiary thereof (in either case other than Indebtedness of either Company or a Subsidiary thereof owing to either Company or a wholly-owned Subsidiary);

(e) engaging with any Person in any merger, consolidation or similar transaction, sale, disposition or other transfer of twenty percent (20%) or more, in the aggregate, of the assets of either Company or its Subsidiaries, or issue, or any transaction which is similar in for, substance, purpose or effect to any of the foregoing; or

(f) entering into any Contract to do or engage in any of the foregoing.

3.3 Affiliate Transactions. Except as set forth on Schedule 3.3, on or prior to the Closing, all Indebtedness and other amounts owing under Contracts between the Seller, any officer, director or Affiliate of the Seller or any Affiliate of any of the foregoing (other than a Company or any Subsidiary thereof), on the one hand, and either Company or any of its Subsidiaries, on the other hand, will be paid in full, and the Seller will terminate and will cause any such officer, director or Affiliate to terminate, each Contract with either Company or any Subsidiary thereof. On or prior to the Closing, neither Company nor any Subsidiary thereof will enter into any Contract or amend or modify any existing Contract, and will not engage in any transaction outside the ordinary course of business consistent with past practice or not on an arm’s-length basis, with the Seller or any such officer, director or Affiliate.

3.4 Confidential Information. From the date of this Agreement until the earlier of the termination of this Agreement or the Closing, except as (a) required by applicable law, legal or regulatory process, or the Interim Agreements, or (b) made public by Purchaser in any press announcement or regulatory filing, each of the Seller and the Companies will, and will cause their Subsidiaries to, keep secret and retain in strictest confidence, and shall not use for the benefit of the Seller or others, or disclose to others, the terms and conditions of this Agreement and Interim Agreements, except such terms may be conveyed to their lawyers, accounts, financial advisors, shareholders, members, investors, agents and employees provided that they also agree to be bound by this confidentiality provision.

3.5 Access to Information. From and after the Closing Date, the Seller will give, or cause to be given, to the Purchaser and its representatives, during normal business hours, such reasonable access to the personnel, properties, titles, contracts, books, records, files and documents in the possession or control of the Seller, and at the expense of the Purchaser, copies of the foregoing, as is necessary to allow the Purchaser to obtain information in connection with the preparation of the Closing Balance Sheet, the preparation and any audit of either Company’s tax returns, any claims, demands, other audits, suits, actions or proceedings by or against either Company, or for any other reasonable purpose.

3.6 Employee Benefit Plans.

(a) Employee Benefit Plans. Prior to the Closing, the Seller and Companies will, and will cause their Subsidiaries to cease accrual of all benefits under existing Employee Benefit Plans, either Company or its Subsidiaries on or after the Closing. In addition to, and not in limitation of the foregoing, the Seller and the Companies agree to take all actions such that no further contributions are required to be made and no benefits are required to be provided, pursuant to the terms of the Employee Benefit Plans with respect to services rendered by or on behalf of either Company or its Subsidiaries prior to the Closing.

(b) No Employee Rights. Nothing in this Section 3.6 express or implied shall confer upon any employee or legal representative of either Company any rights or remedies, including any right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

(c) Right to Terminate or Modify Plans. Nothing in this Section 3.6 express or implied shall be construed to prevent Purchaser from terminating or modifying to any extent or in any respect any employee benefit plan that Purchaser may establish or maintain.

3.7 Tax Matters.

(a) The Applicable Acquirer shall timely prepare or cause to be timely prepared and timely file or cause to be timely filed all Tax Returns of the Companies and their Subsidiaries that are due after the Closing Date (the “Purchaser Prepared Returns”). To the extent that a Purchaser Prepared Return relates to a Pre-Closing Tax Period or Straddle Period, such Tax Returns shall be prepared, at the Seller’s expense, on a basis consistent with existing procedures and practices and accounting methods of the Companies and their Subsidiaries unless otherwise required by applicable Law or in connection with an item for which no past practice has been established and, to the extent applicable, the conventions provided in Section 3.7(b). At least ten (10) days prior to the due date of any Purchaser Prepared Return that is an income Tax Return and relates to a Pre-Closing Tax Period or Straddle Period, the Applicable Acquirer shall submit a draft of such Tax Return to the Seller for its review and comment, and shall (x) consider in good faith any reasonable comments and (y) incorporate any comments to the extent that such comments are consistent with existing procedures and practices and accounting methods of the Companies and their Subsidiaries (unless otherwise required by applicable Law and, to the extent applicable, the conventions provided in Section 3.7(b)).

(b) To the extent permissible under applicable Laws, the parties agree to elect (and have the Companies and each of their Subsidiaries elect) to have each Tax year of the Companies and their Subsidiaries end on the Closing Date and, if such election is not permitted or required in a jurisdiction such that the Companies and their Subsidiaries are required to file a Tax Return for a Straddle Period, the parties agree to use the following conventions for determining the amount of Taxes attributable to the portion of the Straddle Period ending on the Closing Date: (i) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined by multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the day before the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and (ii) in the case of all other Taxes (including income Taxes, sales Taxes, employment Taxes, withholding Taxes), the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the Company and its Subsidiaries filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending on as of the end of the day on the day before the Closing Date using a “closing of the books methodology.” For purposes of clause (ii), any item determined on an annual or periodic basis (including amortization and depreciation deductions) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period.

(c) The Applicable Acquirer and the Seller (to the extent in its possession or reasonably available to it) agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to either Company and its Subsidiaries (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. The Applicable Acquirer and the Seller shall retain all of their respective books and records with respect to Taxes pertaining to either Company and its Subsidiaries for a period of at least six years following the Closing Date. The Applicable Acquirer and the Seller shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving either Company and its Subsidiaries for any tax period (or portion thereof) ending on or before the close of business on the Closing Date. To extent there is a disagreement as respects the Tax Returns pursuant to this Section 3.7, the Seller and the Applicable Acquirer shall attempt to resolve in good faith any such disagreement, provided any disagreement not resolved within thirty (30) days shall submitted for binding resolution to independent accountants mutually agreed upon by the Seller and the Applicable Acquirer.

(d) Any Transfer Taxes assessed upon or with respect to the transfer of the Securities to Purchaser and any recording or filing fees with respect thereto shall be allocated equally between Purchaser and the Seller.

(e) No Company will take or omit to take any action out of the ordinary course of business inconsistent with past practice or the Interim Agreements if such action or omission could have the effect of increasing the Tax liability relating to either Company or its Subsidiaries (and, following the Closing, Purchaser or any of Purchaser’s Affiliates).

(f) The Applicable Acquirer shall promptly notify the Seller’s Representative in writing upon receipt by the Applicable Acquirer or any of its Affiliates of notice of any audits, examinations, adjustments or assessments relating to Taxes for any period prior to the Closing for which the Applicable Acquirer and its Affiliates may be entitled to receive indemnity from the Seller under Section 9.1 of this Agreement (each, a “Tax Claim”). The Applicable Acquirer will cooperate reasonably with Seller, at Seller’s expense, in contesting a Tax Claim, including without limitation providing reasonable access to premises, records and personnel. The Seller’s Representative, in its sole discretion, may contest such Tax Claim in any permissible forum and shall otherwise have the sole right at the sole expense of Seller to direct, control and settle any administrative or judicial proceedings relating to such Tax Claim, provided that the (i) the Tax Claim may be resolved separately from any other items in question that do not involve a Tax Claim, (ii) the Seller’s Representative notifies the Applicable Acquirer in writing within 10 days of the Applicable Acquirer’s notification to the Seller’s Representative of such Tax Claim of its intent to exercise its right to direct, control, and settle such Tax Claim and its liability to indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against such Tax Claim, and thereafter timely pays all costs and expenses of contesting and resolving such Tax Claim, including all Taxes (if any) determined to be due, (iii) the Applicable Acquirer shall be kept informed on a regular basis regarding the status of the Tax Claim and shall be entitled to be present at its sole expense at such administrative or judicial proceedings, and (iv) the Seller’s Representative may not settle any such proceeding without the prior written consent of the Applicable Acquirer (which the Applicable Acquirer shall not unreasonably withhold or delay). Notwithstanding the preceding provisions of this Section 3.7(f), the Applicable Acquirer shall control, and be responsible for paying the costs of, the contest of any Tax Claim for any period prior to the Closing that results from a change in applicable Tax Law or industry accounting practice that occurs after the Closing Date.

(g) Neither Seller nor Purchaser shall take any action that would be reasonably likely to prevent the transaction contemplated by Section 2.2(a), together with the IPO, from qualifying as a transaction governed by Section 351 of the Code.

3.8 Holdback. The Seller (or its Permitted Assignees pursuant to Section 10.13) shall not Transfer any of the Shares until the six (6) month anniversary of the Closing Date, and in the event of an IPO will execute and deliver an Underwriter’s Lock-up Agreement. From the six (6) month anniversary of the Closing Date until March 31, 2014, the Seller and/or one or more Transferees of the Seller controlled by Doug Teitelbaum and their Permitted Assignees, in each case that have unconditionally guaranteed the Seller’s obligations under ARTICLE 3 and ARTICLE 9 of this Agreement, shall retain at least five percent (5%) of their pro rata portion of the Shares received hereunder at Closing.

ARTICLE 4

OTHER AGREEMENTS AND COVENANTS OF PURCHASER

Purchaser covenants and agrees with the Seller that, at all times from and after the date hereof until the Closing, Purchaser will comply with all covenants and provisions of this ARTICLE 4, except to the extent the Seller may otherwise consent in writing.

4.1 Regulatory and Other Approvals. Purchaser will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental Authorities or any other Person required of Purchaser to consummate the transactions contemplated hereby and by the Transaction Documents, (b) provide such other information and communications to such Governmental Authorities or other Persons as the Seller or such Governmental Authorities or other Persons may reasonably request and (c) cooperate with the Seller, each Company and their respective Subsidiaries as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental Authorities or other Persons required of the Seller, the Companies or any Subsidiary to consummate the transactions contemplated hereby and by the Transaction Documents. Purchaser will provide prompt notification to the Seller when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise the Seller of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Transaction Documents.

4.2 Confidential Information. From the date of this Agreement until the earlier of the termination of this Agreement or the Closing, except as required by applicable law or by legal or regulatory process, including as may be necessary or appropriate in connection with the Registration Statement, Purchaser will, and will cause its Affiliates to, keep secret and retain in strictest confidence, and shall not use for the benefit of the Purchaser or others, or disclose to others, all confidential matters relating to either Company or the Business except as may be authorized in the Interim Agreements.

4.3 EBTIDA and Closing Statements.

(a) Diamond Statements.

(i) Not less than 10 Business Days prior to the Closing Date, Purchaser shall deliver to Seller a schedule setting forth the Diamond IPO EBITDA.

(ii) Not less than 3 Business Days prior to the Closing Date, Purchaser shall deliver to Seller a schedule setting forth the IPO Valuation, determined strictly in accordance with Annex B, or the Sale Valuation, as applicable, and the Diamond Multiple.

(b) Island One Statements.

(i) Not less than 10 Business Days prior to the Closing Date, Purchaser shall deliver to Seller a schedule setting forth the Island One Closing Date EBITDA, determined strictly in accordance with Annex D.

(ii) Not less than 3 Business Days prior to the Closing Date, the Purchaser shall deliver to Seller a schedule setting forth the Island One Factor and the Island One Multiple determined strictly in accordance with the terms of this Agreement.

To extent there is a disagreement as respects any of the statements per this Section 4.3, the Seller and Purchaser shall attempt to resolve in good faith any such disagreement, provided any disagreement not resolved within five (5) days shall submitted for binding resolution to independent accountants mutually agreed upon by the Seller and the Purchaser.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants, except as set forth on the Disclosure Schedules, which exceptions shall be deemed to modify the representations and warranties made hereunder so long as the disclosure furnished in any particular schedule can reasonably be interpreted as having application to a specific representation or warranty contained herein or reference to a specific representation or warranty is made in such schedule, to Purchaser as of the Operations Transition Date as follows:

5.1 Ownership of Securities. Each of the IO Shares was validly issued, and is a fully paid and non-assessable share of Common Stock of Island One, owned beneficially and of record by the Seller, free and clear of all Liens other than Liens imposed pursuant to this Agreement or applicable securities laws or Liens created by Purchaser, applicable transfer restrictions pursuant to federal, state or foreign securities or antitrust laws, and any Liens that will be released on or prior to the Closing Date. Each of the Units was validly issued and is a valid membership interest in Crescent One, owned beneficially and of record by the Seller, free and clear of all Liens other than Liens imposed pursuant to this Agreement or applicable securities laws or Liens created by Purchaser, applicable transfer restrictions pursuant to federal, state or foreign securities or antitrust laws, and any Liens that will be released on or prior to the Closing Date. Upon delivery to Purchaser of the certificates representing the IO Shares duly endorsed in blank or accompanied by a duly executed stock power, and unit assignments with respect to each of the Units, good and marketable title to each of the Securities will be sold, assigned, conveyed, transferred and delivered to Purchaser, free and clear of all Liens other than Liens imposed pursuant to this Agreement or applicable securities laws or Liens created by Purchaser, applicable transfer restrictions pursuant to federal, state or foreign securities or antitrust laws, and any Liens that will be released on or prior to the Closing Date. Except as set forth on Schedule 5.1 or as respects any rights assigned to Permitted Assigns pursuant to Section 10.13, there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the sale, purchase, redemption or other transfer of the Securities to be sold, assigned, conveyed, transferred and delivered by the Seller to Purchaser hereunder. Other than with respect to Liens that will be released on or prior to the Closing Date, the Seller has sole voting power and sole power of disposition and sole power to agree to all of the matters set forth in the Agreement, in each case with respect to all of the Securities, with no limitations, qualifications or restrictions on such rights and powers, and the Seller has not granted and will not grant such rights and powers to any other Person.

5.2 Authorization.

(a) The Seller is duly organized, validly existing and in good standing under the laws of the state of its organization, and has full power, right and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution, delivery and performance by the Seller of this Agreement and each of the Transaction Documents to which the Seller is a party have been duly and properly authorized by all requisite action (or will be at or prior to Closing) in accordance with applicable Law and with the organizational documents of the

Seller. Each Person executing this Agreement and each of the Transaction Documents to be executed and delivered by or on behalf of the Seller, has the power and authority to execute and deliver this Agreement and each of such Transaction Documents, to consummate the transactions contemplated hereby and thereby and to cause the Seller to perform its obligations hereunder and thereunder.

(b) This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally. Each of the Transaction Documents to be executed and delivered by or on behalf of the Seller will be duly executed and delivered by the Seller, and when so executed and delivered, the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally.

5.3 No Conflicts. Except as set forth on Schedule 5.3, neither the execution and delivery of this Agreement and the Transaction Documents by the Seller and the Companies nor the performance by the Seller and the Companies of the transactions contemplated hereby or thereby will:

(a) violate or conflict with or result in a breach of any of the terms, conditions or provisions of the organizational documents of the Seller, either Company or any Subsidiary thereof;

(b) violate or conflict with or result in a material breach of any applicable Law or conflict with or result in the material breach of any of the terms, conditions or provisions thereof;

(c) other than with respect to Liens that will be released on or prior to the Closing Date constitute (with or without notice or lapse of time or both) a default under, or otherwise violate, any material Permit, Contract, mortgage, note, bond, license or other instrument to which either Company or any Subsidiary thereof is a party or by which any material properties or assets of any of the foregoing are bound;

(d) constitute an event which would permit any party to terminate, or accelerate the maturity of any Indebtedness or other obligation under, any material Contract, mortgage, note, bond, license or other instrument to which either Company or any Subsidiary thereof is a party or by which the properties or assets of any of the foregoing are bound;

(e) result in the creation or imposition of any Lien upon the Securities or the assets of either Company or any Subsidiary thereof other than Liens created by Purchaser; or

(f) require any Permit, authorization, consent, approval, exemption or other action by or notice to any Person, court or administrative or governmental body pursuant to any Laws, except to the extent that such failure would not prevent Closing or, individually or in the aggregate, have a material adverse effect on Seller and the Companies, taken as a whole.

5.4 Organization. Island One is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Crescent One is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida. Each Subsidiary of each Company is duly organized, validly existing and in good standing under the laws of the State of its formation or incorporation, as the case may be. Each Company and the Subsidiaries thereof has full power and authority to carry on the Business as conducted by it and to own or hold under lease the properties and assets it now owns or holds under lease. Each of the Companies and the Subsidiaries thereof is duly qualified to do business and is in good standing as a foreign corporation or company (as applicable) in all jurisdictions where the nature of the property owned or leased by it, or the nature of its business, makes such qualification necessary and where the absence of such qualification would have a material adverse effect on the business, financial condition or operations of such company. The Companies have no Subsidiaries other than those set forth in the Financial Statements or on Schedule 5.4. Other than as set forth in the Financial Statements or on Schedule 5.4, each Company owns beneficially and of record 100% of the outstanding capital stock or membership interests of each Subsidiary thereof set forth thereon, free and clear of all Liens. Except as set forth on Schedule 5.4 or the transactions contemplated by this Agreement, there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the sale, purchase, redemption or other transfer of any capital stock of any of the Companies’ Subsidiaries.

5.5 Capitalization. Schedule 5.5 sets forth the entire authorized equity capitalization and the total number of issued and outstanding equity interests of each Company and any Subsidiary thereof. All of the outstanding equity interests of each Company and any Subsidiary thereof have been validly issued and are fully paid and non-assessable. No equity interests of either Company or any Subsidiary thereof are subject to, nor have been issued in violation of preemptive or similar rights. Neither Company nor any Subsidiary thereof has any outstanding equity interests other than the Securities, or other securities convertible into or exchangeable for its equity interests or containing profit participation features, and neither Company nor any Subsidiary thereof has any outstanding options, warrants or rights to subscribe for or to purchase its equity securities or any stock or securities convertible into or exchangeable for equity securities. Neither Company nor any Subsidiary thereof is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its equity securities or any warrants, options or other rights to acquire its equity securities. To the Seller’s Knowledge, all issuances, sales and repurchases by either Company and any Subsidiary thereof of its respective equity securities have been effected in compliance with all applicable laws, including, without limitation, applicable federal and state securities laws.

5.6 Financial Statements. Schedule 5.6 contains the following financial statements of each Company (collectively, the “Financial Statements”):

(a) The audited consolidated balance sheet of each Company as of December 31, 2012 (the “Latest Balance Sheet Date”), and the related audited consolidated statements of income, shareholders’ or members’ equity and cashflows for the year then ended, together with a true and correct copy of the report on such audited information by Cross, Fernandez & Riley, LLP, and all letters from such accountants with respect to the results of such audits;

(b) The audited consolidated balance sheet of each Company as of December 31, 2011, and the related audited consolidated statements of income, shareholders’ or members’ equity and cashflows for the year then ended together with a true and correct copy of the report on such audited information by Cross, Fernandez & Riley, LLP, and all letters from such accountants with respect to the results of such audits;

(c) The unaudited consolidated balance sheet of each Company as of April 30, 2013, and the unaudited related consolidated statements of income, shareholders’ or members’ equity and cashflows for the portion of such Company’s fiscal year then ended (collectively, the “Interim Financial Statements”).

The Financial Statements are complete and correct in all material respects, are consistent in all material respects with the Books and Records, and, other than as set forth on Schedule 5.6, fairly present in all material respects the financial condition, assets and liabilities of each Company, taken as a whole, as of their respective dates and the results of operations and cash flows for the periods related thereto in accordance with GAAP, except that the Interim Financial Statements lack the footnote disclosure and are subject to normal year-end adjustments otherwise required by GAAP, which to the Seller’s Knowledge will not be material individually or in the aggregate. Since the date of the most recent Interim Financial Statement there has been no material change in either Company’s reserve or accrual amounts or policies. Each Company and each of their respective Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in all material respects in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity in all material respects with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liability is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences, except to the extent that any failure would not prevent Closing or, individually or in the aggregate, have a material adverse effect on the Companies, taken as a whole.

5.7 Absence of Undisclosed Liabilities. Except for any Permitted Liabilities, or as set forth on Schedule 5.7, no Company nor any Subsidiary thereof has any Liabilities, other than those reflected and accrued for or reserved against in, the Financial Statements or incurred in the ordinary course of business consistent with past practice since the Latest Balance Sheet Date, that individually or in the aggregate, are not, and would not reasonably be expected to be, material to the business, financial condition or operations of such Company or Subsidiary, taken as a whole.

5.8 Tangible Personal Property. A Company or a Subsidiary thereof is in possession of and has good title to, or valid leasehold interests in or valid rights under Contract to use, all tangible personal property necessary for the conduct of the Business by either Company and the Subsidiaries thereof as presently conducted, subject to any Permitted Liens. All such tangible personal property is free and clear of all Liens, other than Permitted Liens. Other than as set forth on Schedule 5.8, to the Knowledge of Seller, no Person other than a Company and its Subsidiaries owns or has any right to the use or possession of such tangible personal property other than lessors and licensors of such tangible personal property constituting leasehold interests or licenses.

5.9 Contracts. Schedule 5.9(a) is a correct and complete list of each Material Contract. Correct and complete copies of each written Material Contract have previously been furnished to the Purchaser. Except as set forth on Schedule 5.9(b), neither Company nor any Subsidiary thereof is in material default, nor has any event occurred which with the giving of notice or the passage of time or both would constitute a material default by a Company or any Subsidiary thereof, under any Material Contract and, to the Knowledge of the Seller, no event has occurred which with the giving of notice or the passage of time or both would constitute a material default by any other party to any Material Contract. Each of the Material Contracts is in full force and effect, is valid and enforceable against the Companies or their Subsidiaries, as applicable, and, to the Knowledge of the Seller, is not subject to any claims, charges, set-offs or defenses.

5.10 Real Property. Except as set forth in the Financial Statements or on Schedule 5.10, neither of the Companies nor any Subsidiaries thereof owns any real property, has an option to purchase any real property, or has an obligation to purchase any real property. Schedule 5.10 lists all real property used or held for use by either of the Companies or any Subsidiary thereof which is leased by a Company or any Subsidiary thereof from third parties (the “Leased Real Property”). The Leased Real Property constitutes the only real property used, occupied or held for use by either of the Companies or any Subsidiary thereof in connection with the Business or which is necessary for the continued operation of the Business as currently conducted. Except for Contracts with respect to the lease of Leased Real Property (the “Real Property Leases”) and uses granted in the ordinary course of business that do not interfere with the use of the Leased Real Property by the Companies, there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of any parcel of the Leased Real Property. To the Seller’s Knowledge, there is no pending or threatened condemnation or other governmental taking of any Leased Real Property or any part thereof. To the Seller’s Knowledge, the Leased Real Property is in compliance with all zoning requirements. For the avoidance of doubt, no representation or warranty is made under this Section 5.10 with respect to Timeshare Interests, the sole representation with respect to which is set forth in Section 5.22.

5.11 Litigation. Except as set forth in the Financial Statements or on Schedule 5.11, there is no material suit, action, proceeding, investigation, arbitration, mediation, claim or order pending or, to the Knowledge of the Seller, threatened against any of the Companies or any Subsidiary thereof (or pending or, to the Knowledge of the Seller, threatened against any of the current or former officers, directors or employees of any of the Companies or any Subsidiary thereof with respect to their service as an officer, director or employee of any of the Companies or any Subsidiary thereof) before any court, or before any governmental department, commission, board, agency, or instrumentality. Except as set forth in the Financial Statements or on Schedule 5.11, neither Company nor any Subsidiary thereof (a) is subject to any judgment, order or decree of any court or governmental agency; or (b) is engaged in any legal action to recover monies due it or for damages sustained by it.

5.12 Compliance with Applicable Laws. Except as set forth on Schedule 5.12, neither Company nor any Subsidiary thereof is, nor are any of the Resorts, or the business operations in respect of any of the Resorts, any Timeshare Owners’ Association, in material violation, and since May 27, 2011 have not been in material violation, of any Timeshare Laws applicable to it, or any laws, ordinances, governmental rules or regulations of any state in which a Resort is located, any political subdivision of said states or any other jurisdiction to which the Companies or the Resorts, or the business operations conducted in respect of the Resorts, or the Timeshare Owners’ Associations, are subject.

5.13 Intellectual Property. Except as set forth on Schedule 5.13, and subject to any Permitted Liens: (a) each Company owns and possesses all right, title and interest in and to, or has a valid license to use, all of the material Intellectual Property used in the operation of the Business as presently conducted by such Company and its Subsidiaries, and none of such Intellectual Property has been abandoned; (b) no written claim by any third party contesting the validity, enforceability, use or ownership of any Intellectual Property has been made, is currently outstanding or, to the Knowledge of the Seller, is threatened; (c) neither Company nor any Subsidiary thereof, nor any registered agent of any of the foregoing has received any written notices of an allegation of any infringement or misappropriation by, or conflict with, any third party with respect to any Intellectual Property, nor has any such Person received any written claims of infringement or misappropriation of or other conflict with any intellectual property of any third party; (d) neither Company nor any Subsidiary thereof has infringed, misappropriated or otherwise violated any intellectual property of any third parties, nor does the Seller have Knowledge of any infringement, misappropriation or conflict which will occur as a result of the transactions contemplated hereby; (e) to the Knowledge of the Seller, no other Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, the Intellectual Property; and (f) neither Company nor any Subsidiary thereof has granted any exclusive right with respect to any Intellectual Property. All Intellectual Property owned by a Company or any Subsidiary thereof was created by employees of such Company or such Subsidiary within the scope of their employment, or by independent contractors who have assigned all of their rights in such Intellectual Property to such Company or such Subsidiary.

5.14 Conduct of Business. Except as set forth on Schedule 5.14 and/or actions taken in anticipation of or in connection with the transaction contemplated by this Agreement, in accordance with the Interim Agreements or the MOU (as said term is defined in the Interim Agreements), since the Latest Balance Sheet Date, each Company has been conducted only in the ordinary course of business consistent with past custom and practice and there has been no material adverse change in the Business, Leased Real Property, or the financial condition, assets, operations, operating results, employees or customer relations of either Company or any Subsidiary thereof, taken as a whole. Without limiting the generality of the foregoing and except as set forth on Schedule 5.14, since the Latest Balance Sheet Date, neither Company nor any Subsidiary thereof has:

(a) sold, assigned or transferred any material asset or the Leased Real Property, except for the sale of Timeshare Interests in the ordinary course of business, or mortgaged, pledged or subjected any of material asset or the Leased Real Property to any Lien (other than Permitted Liens), charge or other restriction;

(b) sold, assigned, transferred, abandoned or permitted to lapse any material licenses or Permits, any material Intellectual Property or other material intangible assets, or disclosed any material proprietary confidential information to any person, granted any license or sublicense of any rights under or with respect to any material Intellectual Property;

(c) made any loans or advances to, or guarantees for the benefit of, or entered into any transaction with any employee, officer, director, shareholder, agent or Affiliates;

(d) suffered any extraordinary loss, damage, destruction or casualty loss to the Business or waived any rights of material value, whether or not covered by insurance and whether or not in the ordinary course of business;

(e) changed any pricing, investment, financial reporting, inventory, credit, allowance, Tax or accounting policy or practice, any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes, or its fiscal year;

(f) declared, set aside or paid any dividend or distribution of cash, equity securities or other property to any equityholder or purchased, redeemed or otherwise acquired any of its equity securities, made any other payments to any equityholder or issued any equity securities or granted any other equity (or phantom equity or similar interest) interest or option or right to acquire any capital stock or other equity (or phantom equity or similar) interest;

(g) entered into any other material transaction including but not limited to any merger, acquisition, joint venture, partnership or incurrence of any Indebtedness (other than trade payables incurred and leases entered into in the ordinary course of business consistent with past practice), or formed any other new arrangement for the operation of the Business, other than in the ordinary course of business consistent with past practice;

(h) amended its certificate or articles of incorporation or bylaws (or other comparable organizational documentation), or engaged in any merger, consolidation reorganization, reclassification, liquidation, dissolution or similar transaction;

(i) made any capital expenditures that are, in the aggregate, in excess of either Company’s or any of its Subsidiaries’ capital expenditure forecast as in effect on the date hereof, a true and correct copy of which has been delivered to Purchaser;

(j) incurred any Indebtedness other than Indebtedness incurred in the ordinary course of business under a Contract set forth on Schedule 5.9(a);

(k) entered into any closing agreement or similar arrangement with respect to Taxes or any settlement of any material audit, examination or other claim for Taxes;

(l) filed any Tax Return in a manner inconsistent with past practice, amended any Tax Return, made any Tax elections or filed any claim for a material Tax refund; or

(m) committed to do any of the foregoing.

5.15 Absence of Questionable Payments. Except as otherwise set forth in the Financial Statements or on Schedule 5.15, neither Company nor any Subsidiary thereof has, and none of their respective directors or officers has: (a) used or committed to use any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made or committed to make any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of any applicable provincial, foreign, federal or state law; (b) accepted or received any unlawful contributions, payments, expenditures or gifts; or (c) established or maintained any fund or asset that has not been recorded in the Books and Records.

5.16 Insurance. Schedule 5.16 is a correct and complete list, including carriers, of all insurance policies (with respect to liability, property, workers’ compensation, directors’ and officers’ liability or otherwise) of each Company or any Subsidiary thereof, or of any Person (other than a Company or any Subsidiary thereof) for the benefit of a Company or any Subsidiary thereof, correct and complete copies of which policies have previously been delivered to Purchaser. Such policies are valid, binding and in full force and effect, and neither Company nor any Subsidiary thereof is in default thereunder. Neither Company nor any Subsidiary thereof has received any written notice of cancellation or intent to cancel. Schedule 5.16 lists all material claims made under any policies of insurance, whether or not currently in effect, since May 27, 2011.

5.17 Permits. To Knowledge of Seller, each Company and its Subsidiaries hold all material Permits and approvals of Governmental Authorities necessary for its current conduct, ownership, use, occupancy or operation of its assets or the Business, all of which are listed on Schedule 5.17, and complete and correct copies of which have previously been furnished to Purchaser. Each Company and any Subsidiary thereof is and since May 27, 2011 has been in material compliance with all Permits and approvals set forth on Schedule 5.17, all of which are valid, binding and in full force and effect, and no Company nor any Subsidiary thereof has received any written notice to the contrary.

5.18 Employee Benefit Plans.

(a) Schedule 5.18(a) sets forth a complete list of (i) all “employee pension benefit plans” as defined in Section 3(2) of ERISA which either Company or any Subsidiary thereof, since May 27, 2011, has maintained, made contributions to, or with respect to which had any other liability (contingent or otherwise), and (ii) all Employee Benefit Plans other than “employee pension benefit plans” as defined in Section 3(2) of ERISA which either Company or any Subsidiary thereof or any predecessor that operated the Business of either Company has maintained, made contributions to, or with respect to which had any other liability (contingent or otherwise) at any time since May 27, 2011. Except for the Employee Benefit Plans of the Companies described on Schedule 5.18(a), no Company has any liability or potential liability for any Employee Benefit Plan maintained or contributed to by a current or former Company Plan Affiliate.

(b) Since May 27, 2011, there are no unwritten Employee Benefit Plans of either Company or any Subsidiary thereof. Each Employee Benefit Plan that is intended to be a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the IRS on which it can rely and the Seller has no Knowledge of any facts or circumstances that would jeopardize such qualification.

(c) Other than as set forth on Schedule 5.18(c), each Employee Benefit Plan of either Company and any Subsidiary thereof (A) has been in material compliance and currently complies in all material respects in form and in operation in all respects with all applicable requirements under ERISA, the Code or any other applicable Law, and in accordance with its terms; and (B) has been and is operated and funded in such a manner as to qualify, where appropriate, for both Federal and state purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto. No under-funded defined benefit plan has been transferred out of the controlled group of companies (within the meaning of Section 414(b) and (c) of the Code) of which either Company is, or was since May 27, 2011, a member.

(d) Except as set forth on Schedule 5.18(d), since May 27, 2011, neither Company has at any time participated in or made contributions to or had any other liability with respect to, a plan which is a “multiemployer plan” as defined in Section 4001 of ERISA, a “multiemployer plan” within the meaning of Section 3(37) of ERISA, a “multiple employer plan” within the meaning of Code Section 413(c), a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or, except as disclosed on Schedule 5.18(d), a plan which is subject to Title IV of ERISA.

(e) Other than as set forth on Schedule 5.11, there are no actions, suits, investigations or claims pending or, to the Knowledge of the Seller, threatened with respect to any Employee Benefit Plan of either Company or any of its Subsidiaries, or the assets thereof (other than routine claims for benefits).

(f) Since May 27, 2011, no Person has: (A) entered into any non-exempt “prohibited transaction,” as defined in ERISA and the Code, with respect to an Employee Benefit Plan of either Company or any Subsidiary thereof; (B) breached a fiduciary obligation; or (C) otherwise has any liability for any failure to act or comply in connection with the administration or investment of the assets of any such plan.

(g) Since May 27, 2011, the requirements of Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and the Health Insurance Portability and Accountability Act of 1996, as amended (HIPAA) have been satisfied with respect to each Employee Benefit Plan of either Company or any Subsidiary thereof.

(h) Since May 27, 2011, no communication or disclosure has been made that, at the time made, did not accurately reflect in all material respects the terms and operations of any Employee Benefit Plan of either Company or any Subsidiary thereof.

(i) Since May 27, 2011, no Employee Benefit Plan of either Company or any Subsidiary thereof, or any other agreement program, policy or other arrangement by or to which either Company or any Subsidiary thereof is a party, is bound or is otherwise liable, by its terms or in effect could reasonably be expected to require any payment or transfer of money, property or other consideration on account of or in connection with the transactions contemplated by this Agreement or any subsequent termination of employment which payment could constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(j) Since May 27, 2011, to the Knowledge of Seller, none of either Company nor any Subsidiary thereof is a party to, nor do any of them otherwise have any, or any potential for, any withdrawal liability under Section 4201 of ERISA with respect to any multiemployer plans.

(k) Each Employee Benefit Plan set forth on Schedule 5.18 that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) is in a written form, and has been administered in such a manner, such that the additional tax described in Section 409A(1)(B) of the Code will not be assessed against any individual participating in any such non-qualified deferred compensation plan with respect to benefits due or accruing thereunder.

5.19 Health, Safety and Environment. Except as otherwise set forth in any environmental reports provided to Purchaser as of the date hereof, as set forth in the Financial Statements or as set forth on Schedule 5.19, since May 27, 2011, to the Knowledge of Seller, each Company and each Subsidiary thereof is, and has been, in material compliance with all Environmental and Safety Requirements applicable to their respective assets and the Business, and no facts, events or conditions exist with respect to the Business, the assets or any facilities or real property formerly owned or leased by a Company or any Subsidiary thereof which could reasonably be expected to materially interfere with or prevent continued material compliance by the Purchaser with Environmental and Safety Requirements, or give rise to any material Liability or otherwise form the basis of any material claim, action, suit, proceeding, hearing, or investigation related to violations of or obligations under Environmental and Safety Requirements.

5.20 Employees; Salaries; Personnel Agreements, Plans and Arrangements.

(a) To the Knowledge of Seller all information previously requested by Purchaser as respects the employees, including (i) the names, hire dates, current compensation rates and job titles of all individuals presently employed by either Company or any Subsidiary thereof on a salaried basis, (ii) the names, hire dates, current compensation rates and job titles of all individuals presently employed by either Company or any Subsidiary thereof on an hourly or piecework basis, (iii) the names and total annual compensation for all independent contractors who render services on a regular basis to either Company or any Subsidiary thereof whose current annual compensation is in excess of $75,000, and (iv) all other Persons whose employment or independent contractor relationship with either Company or any Subsidiary thereof has been terminated since May 27, 2011 has been made available to Purchaser and is true and correct. Since the Balance Sheet Date, excepting severance payments, no employee has received any material bonus or increase in compensation and there has been no “general increase” in the compensation or rate of compensation payable to any employees of either Company or any Subsidiary thereof, except for increases in the ordinary course of business consistent with the past compensation practices of either Company, and obligations incurred under existing Employee Benefit Plans or existing collective bargaining agreements of either Company.

(b) Neither the Company nor any Subsidiary thereof is a party to any collective bargaining agreements or contracts with any labor union or other representative of employees or any employee benefits provided for by any such agreement, and except as set forth on Schedule 5.11 or Schedule 5.20(b), no strike, picketing, work stoppage, work slow-down, union organizational activity, written notice to bargain, allegation, charge or complaint of unfair labor practice, employment discrimination or sexual harassment or other similar occurrence has occurred since May 27, 2011 or is pending or, to the Knowledge of the Seller, threatened. Except as set forth on Schedule 5.11 or Schedule 5.20(b), each Company and any Subsidiary thereof has complied in all material respects with all applicable Laws relating to the employment of labor, including provisions thereof relating to immigration status, wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes relating to either Company or any Subsidiary thereof.

5.21 Taxes.

(a) With respect to the transaction contemplated by Section 2.2(a), the Seller hereby warrants to Purchaser that the Seller (i) does not currently have any agreement, whether written or oral, plan or intention to dispose of the IPO Shares, (ii) at the time of the IPO, the Seller will not have any agreement, whether written or oral, plan or intention to dispose of the IPO Shares, and (iii) for all tax purposes, the Seller will treat the exchange of the Securities held by the Seller for IPO Shares as a transaction governed by Section 351 of the Code; provided, that the foregoing shall not prevent future Transfers of IPO Shares.

(b) Except as set forth on Schedule 5.21(b):

(i) Each Company and its Subsidiaries have timely filed all Tax Returns required by applicable Law to be filed by them (taking into account all applicable extensions), all such Tax Returns are true, correct and complete in all respects, and such Company or its Subsidiaries have paid or caused to be paid all Taxes owed (whether or not shown as due and owing on any such Tax Return).

(ii) Each Company and its Subsidiaries have each withheld all Taxes from payments to employees, agents, contractors, and nonresidents required by applicable Law to be withheld by such Company or its Subsidiaries and remitted such amounts to the appropriate Governmental Authority, and timely filed or caused to be filed all Tax Returns or other documentation required to be filed in respect of such withheld Taxes with the appropriate Governmental Authority.

(iii) No audits or suits are in progress, to the Seller’s Knowledge, no investigations or examinations are in progress and, to the Seller’s Knowledge, no audits, suits, investigations or examinations are threatened with regard to any Taxes or Tax Returns of the Company or its Subsidiaries. None of the Companies nor any of their Subsidiaries has received any written notice to the effect that any Governmental Authority intends to conduct such an audit or suit and there are no outstanding assessments, claims or deficiencies for any Taxes of such Company or any of its Subsidiaries that have been proposed, asserted or assessed in writing.

(iv) None of the Company and their Subsidiaries (i) is a party to any agreement extending the time within which to file any Tax Return, (ii) has granted any extension of the statute of limitations for the assessment or collection of Taxes or (iii) has granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(v) There are no Liens for Taxes on any assets of the Company or any of their Subsidiaries, other than Permitted Liens.

(vi) No Company is legally required by any applicable law to which it is subject to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change on the part of the Company in its method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” to which it is a party described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed by it on or prior to the Closing Date, (iii) installment sale or open transaction disposition made by it on or prior to the Closing Date, (iv) prepaid amount received by it on or prior to the Closing Date, or (v) pursuant to an election on its part under Section 108(i) of the Code made prior to the Closing Date.

(vii) Since May 27, 2011, no Company has engaged in any reportable transaction within the meaning of Sections 6111 and 6707A(c) of the Code.

(viii) Since May 27, 2011, no Company has ever been a member of an Affiliated Group.

(ix) Since May 27, 2011, Island One has been treated as a “C” corporation for federal and state income tax purposes and Crescent One has been treated as a partnership for federal and state income tax purposes.

5.22 Timeshare Matters.

(a) Timeshare Interests. Since May 27, 2011 and except as the result of any act or omission of Purchaser or any of its Affiliates pursuant to the Interim Agreements, the sale, offering for sale and financing of Timeshare Interests except to the extent that any such violation(s), either individually or in the aggregate, could not reasonably be expected to result in a material adverse effect on the Companies or their Subsidiaries, and do not violate in any material respect any Timeshare Laws or any other law of any state or foreign country in which sales or solicitation of Timeshare Interests occur. Since May 27, 2011, all representations made to any Governmental Authority in relation to any registration or disclosure for the Resorts or Timeshare Interests are accurate in all material respects and substantially comply with all Timeshare Laws.

(b) Embargoed Person. To the Knowledge of Seller, none of the funds or other assets of either Company or any of their Subsidiaries constitute property of, or are beneficially owned, directly or indirectly, by any Person subject to trade restrictions under U.S. law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. I et seq., and any executive orders or regulations promulgated thereunder with the result that the investment in either Company or any of their Subsidiaries (whether directly or indirectly), is prohibited by law or the Notes issued by the Issuer are in violation of law (“Embargoed Person”), and no Embargoed Person has any interest of any nature whatsoever in either Company or any of their Subsidiaries with the result that the investment in either Company or any of their Subsidiaries (whether directly or indirectly), is prohibited by law or are in violation of law. None of the funds of either Company or any of their Subsidiaries have been derived from any unlawful activity with the result that the investment in either Company or any of their Subsidiaries (whether directly or indirectly), is prohibited by law or is in violation of law.

(c) Litigation. No action, suit, proceeding or investigation is pending or, to the Knowledge of the Seller, threatened against any Timeshare Owners’ Association or any Resort which is currently managed by a Company or an Affiliate thereof that, if adversely determined, would have a material adverse impact on the Resorts.

(d) Club Navigo Multisite Program. The Club Navigo multisite timeshare program (“Club Navigo”), operated by Navigo Vacation Club, Inc., a Florida corporation is a validly created and existing multisite timeshare program under the laws of the State of Florida. Certain Timeshare Interests have been dedicated to Club Navigo by recording of those certain Supplemental Declarations of Use Restrictions listed on Schedule 5.22(d) hereto (as may be amended, the “Supplemental Declarations”). Club Navigo is in material compliance with all state Timeshare Laws regarding registration and disclosure and is validly registered in all states where sales and marketing activities occur, except where the failure to be so registered would not reasonably be expected to have a material adverse effect on the Companies or their Subsidiaries.

(e) Timeshare Exchange Network. Since May 27, 2011, the exchange program operated by Navigo Vacation Club, Inc., a Florida corporation, d/b/a Club Navigo, is being operated in compliance in all material respects with all applicable Timeshare Laws. To the extent the Companies and their Subsidiaries have entered into written agreements with Resort Condominiums International, LLC, Interval International, Inc. or other exchange networks, such Companies and their Subsidiaries are members and participants in Resort Condominiums International, LLC, and/or Interval International, Inc. and/or other exchange networks, as applicable. Such Companies and their Subsidiaries have paid all fees and other amounts due and owing under such agreements and are not otherwise in default in any material respect thereunder.

(f) Declarant Rights. Since May 27, 2011, the Companies have not assigned or waived any rights of declarants and/or developers as described in the Supplemental Declarations.

5.23 Corporate Names; Business Locations. Since May 27, 2011, (a) except as set forth on Schedule 5.23, neither Company nor any Subsidiary thereof has been known as or used any fictitious or trade names, and (b) neither Company nor any Subsidiary thereof has had an office or place of business other than as set forth on Schedule 5.23. Neither Company nor any Subsidiary thereof has been the surviving corporation of a merger or consolidation other than as set forth on Schedule 5.23.

5.24 Investment. The Seller (a) understands that the Shares have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) is acquiring the Shares solely for his, her or its own account for investment purposes, and not with a view to the distribution thereof, (c) is a sophisticated investor with knowledge and experience in business and financial matters, (d) has received certain information concerning Diamond and the Purchaser and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Shares, (e) is able to bear the economic risk and lack of liquidity inherent in holding the Shares, and (f) is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act.

5.25 No Dispositions. Other than as described in Sections 10.13 and 10.14, the Selling Parties do not currently have, and at the Closing Date will not have, any plan, agreement, commitment, intention or arrangement, whether written or oral, to dispose of any of the Shares to be received by the Selling Parties. For purposes of this representation, a “disposition” shall include any direct or indirect offer, offer to sell, sale, contract of sale or grant of any option to purchase, gift, transfer, pledge or other disposition, including any disposition of the economic or other risks of ownership through hedging transactions or derivatives and any other transaction that would constitute a “constructive sale” within the meaning of Section 1259 of the Code, including, without limitation, a short sale, forward sale, equity swap or other derivative contract with respect to the Shares or substantially identical property, or other transaction having substantially the same effect as the foregoing.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller:

6.1 Authorization.

(a) Purchaser has full power, right and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution, deliver and performance by Purchaser of this Agreement and each of the Transaction Documents to which Purchaser is a party have been duly and property authorized by all requisite action in accordance with applicable law and with the organizational documents of Purchaser. Each Person executing this Agreement and each of the Transaction Documents to be executed and delivered by or on behalf of Purchaser has the power and authority to execute and deliver this Agreement and each of such Transaction Documents, to consummate the transactions contemplated hereby and thereby and to cause such Purchaser to perform its obligations hereunder and thereunder.

(b) This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms. Each of the Transaction Documents to be executed and delivered by or on behalf of Purchaser will be duly executed and delivered by Purchaser, and when so executed and delivered, the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

6.2 No Conflicts. Except as set forth on Schedule 6.2, neither the execution and delivery of this Agreement and the Transaction Documents by Purchaser nor the performance by Purchaser of the transactions contemplated hereby or thereby will:

(a) violate or conflict with or result in a breach of any of the terms, conditions or provisions of the organizational documents of Purchaser;

(b) violate or conflict with or result in a breach of any Law or conflict with or result in the breach of any of the terms, conditions or provisions thereof; or

(c) require any Permit, authorization, consent, approval, exemption or other action by or notice to any Person, court or administrative or governmental body pursuant to any Laws.

6.3 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has full power and authority to carry on the business as conducted by it and to own or hold under lease the properties and assets it now owns or holds under lease. Purchaser is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the absence of such qualification would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or the Transaction Documents.

6.4 Litigation. Except as set forth on Schedule 6.4, there is no material suit, action, proceeding, investigation, arbitration, mediation, claim or order pending or, to the Knowledge of the Purchaser, threatened against Purchaser or any of its Affiliates or their asset, before any court, or before any governmental department, commission, board, agency, or instrumentality that would have a material adverse effect on Purchaser or the transactions contemplated herein.

6.5 Investment Purpose; No Registration. Purchaser is acquiring the Securities solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchaser acknowledges that the Securities are not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and that the Securities may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Purchaser is able to bear the economic risk of holding the Securities for an indefinite period (including total loss of its investment) and have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of Purchaser’s investment. The Securities have not been registered under the Securities Act or the securities laws of any other jurisdiction, and the offer and sale of the Securities are being made in reliance on one or more exemptions for private offerings under Section 4(2) of the Securities Act and applicable securities laws. Accordingly, Transfer or other disposition of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) of any of the Securities is permitted unless such Transfer is registered under the Securities Act and other applicable securities laws, or an exemption from such registration is available.

6.6 Materials Provided to Purchaser. Purchaser acknowledges that all business plans with respect to the operation of the Business have been made available and/or delivered to Purchaser prior to the date hereof and as made available pursuant to the Interim Agreements (the “Specified Materials”). Without limiting the representations and warranties given by Seller in ARTICLE 5 hereinabove, Purchaser acknowledges and agrees that none of Seller, the Companies or any of their respective representatives makes any representations or warranties whatsoever, express or implied, regarding such Specified Materials, and each of Seller, the Companies and any of their respective representatives disclaims any responsibility for the Specified Materials.

6.7 Condition of the Business; Independent Investigation. Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges, agrees and covenants that none of Seller, the Companies or any of their respective representatives makes (and Purchaser acknowledges, agrees and covenants that it is not relying upon) any representations or warranties whatsoever, express or implied, beyond those expressly given by Seller in ARTICLE 5. Except for the representations and warranties contained in ARTICLE 5, Purchaser acknowledged, agrees and covenants that Seller and each of the Companies (i) expressly disclaim and negate (and Purchaser acknowledges, agrees and covenants that Purchaser is not relying upon) any representation or warranty, express or implied, at common law, by statute or otherwise, relating to the condition of the Business, and (ii) expressly disclaim all liability and responsibility for (and Purchaser acknowledges, agrees and covenants that Purchaser is not relying upon) any projection, forecast, statement or information made, communicated or furnished to Purchaser or any of its respective representatives by any Person (including without limitation the Specified Materials).

ARTICLE 7

CONDITIONS PRECEDENT TO THE CLOSING; TERMINATION

7.1 Conditions Precedent to Obligations of the Purchaser. The obligation of the Purchaser under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in whole or in part in writing in the sole discretion of the Purchaser; provided, however, that to the extent that any of the following conditions have not been satisfied at or prior to Closing as a result of any actions or inactions of the Companies or its Subsidiaries which are caused by or directed by Purchaser (or an Affiliate of Purchaser) pursuant to or in connection with the Interim Agreements, such conditions shall be deemed satisfied:

(a) Diamond Change in Control. Conditions precedent to a Diamond Change in Control shall have been fulfilled or waived.

(b) No Breach of Covenants; True and Correct Representations and Warranties. There shall have been no material breach by the Seller, either Company or any Subsidiary thereof in the performance of any of the obligations herein or in the Interim Agreements to be performed thereby in whole or in part prior to the Closing. The Purchaser shall not have discovered any inaccuracy in the representations and warranties of the Seller contained in this Agreement that would reasonably be expected to have a material adverse effect on the Companies or their Subsidiaries.

(c) Delivery of Documents. Purchaser shall have received all documents and other items to be delivered thereby under Section 8.2 of this Agreement.

(d) No Legal Obstruction; Regulatory Consent. No Governmental Authority shall have issued an order in any such suit, action or proceeding that would have the effect of (i) making any of the transactions contemplated by this Agreement or the Transaction Documents illegal, or (ii) otherwise preventing the consummation of such. All consents, approvals and actions of, filings with and notices to any Governmental Authority necessary to permit Purchaser and the Seller to perform their obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given, in form and substance reasonably satisfactory to Purchaser, and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement and the Transaction Documents shall have occurred.

(e) Payoff Letters and Lien Releases. Purchaser shall have received payoff letters issued by all Persons who, as of the Closing Date, have a security interest in the assets of either Company or any Subsidiary thereof, and evidence reasonably satisfactory to Purchaser of the release of all Liens on such assets.

(f) Resignations of Directors and Officers. Such members of the boards of directors and such officers of the Companies and their Subsidiaries (excepting such officers designated by Purchaser or any Affiliate of Purchaser pursuant to the Interim Agreements) as are designated in writing to Seller at least two (2) Business Days prior to the Closing Date shall have tendered, effective as of the Closing, their resignations as such directors and/or officers.

(g) Tax Certificate. A certification duly executed by the Seller certifying in accordance with Section 1445 of the Code that the Seller is not a “foreign person” as defined in Section 1445(b)(2) of the Code and that the Seller is therefore exempt from the withholding requirements of said section.

7.2 Conditions Precedent to Obligations of the Seller. The obligations of the Seller under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived in whole or in part in writing in the sole discretion of the Seller:

(a) Diamond Change in Control. All conditions precedent to a Diamond Change in Control shall have been fulfilled or waived.

(b) No Breach of Covenants; True and Correct Representations and Warranties. There shall have been no breach by Purchaser in the performance of any of the obligations herein to be performed thereby in whole or in part prior to the Closing under this Agreement, and the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all respects as of the Closing, except for representations or warranties that are made by their terms as of a specified date, which shall be true and correct in all respects as of the specified date.

(c) Delivery of Documents. The Seller shall have received all documents and other items to be delivered thereby under Section 8.3 of this Agreement.

(d) No Legal Obstruction; Regulatory Consent. No Governmental Authority shall have issued an order in any such suit, action or proceeding that would have the effect of (i) making any of the transactions contemplated by this Agreement or the Transaction Documents illegal, or (ii) otherwise preventing the consummation of such. All consents, approvals and actions of, filings with and notices to any Governmental Authority necessary to permit Purchaser and the Seller to perform their obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given, in form and substance reasonably satisfactory to Seller, and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement and the Transaction Documents shall have occurred.

7.3 Termination.

(a) Termination of Agreement. This Agreement may be terminated and abandoned at any time prior to the consummation of the Closing under the following described circumstances:

(i) upon the unanimous written consent of Purchaser and Seller;

(ii) by Purchaser, if: (a) the conditions set forth in Section 7.1 hereof shall not be fully satisfied (unless such failure to satisfy results primarily from Purchaser itself breaching any representation, warranty or covenant contained in this Agreement or as result of its breach of any of Purchaser or its Affiliates obligations under the Interim Agreements) or waived by Purchaser, (b) if the Closing shall not have occurred, on or before March 31, 2023 (unless due to a default by Purchaser hereunder), or (c) if either of the Interim Agreements have been validly terminated by Purchaser provided that Purchaser’s right to terminate this Agreement under this subsection 7.3(a)(ii)(c) shall expire unless Purchaser has elected to terminate this Agreement on or before twelve (12) months from the effective termination date of such applicable Interim Agreement; or

(iii) by the Seller, if: (a) the conditions set forth in Section 7.2 hereof shall not be fully satisfied (unless such failure to satisfy results primarily from any of the Selling Parties themselves breaching any representation, warranty or covenant contained in this Agreement) or waived by the Seller, or if the Closing shall not have occurred, (b) on or before March 31, 2023 (unless due to a default by the Selling Parties hereunder), or (c) if either of the Interim Agreements have been validly terminated by any of the Selling Parties provided that Seller’s right to terminate this Agreement under this subsection 7.3(a)(iii)(c) shall expire unless Seller has elected to terminate this Agreement on or before twelve (12) months from the effective termination date of such applicable Interim Agreement.

(b) Effect of Termination. If any party terminates this Agreement pursuant to this Section 7.3, this Agreement shall become null and void, and all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party, except for a breach of this Agreement.

ARTICLE 8

CLOSING

8.1 Time and Place. The transactions contemplated by this Agreement shall be consummated (the “Closing”) on the same day as, and immediately prior to, the consummation of a Diamond Change in Control (the “Closing Date”), at the offices of Katten Muchin Rosenman at 525 West Monroe Street, Suite 1900, Chicago, Illinois 60661.

8.2 Deliveries of the Seller. At the Closing, the Seller will deliver or cause to be delivered to Purchaser simultaneously with delivery of the items referred to in Section 8.2 below:

(a) Corporate Documents. Certificates of Incorporation or Formation, as applicable, of each Company and any Subsidiary thereof, certified by the Secretary of State of the state of its formation as of the date not more than two (2) Business Days prior to the Closing Date, and the by-laws of each Company and any Subsidiary thereof, certified by the secretary of either Company or such Subsidiary, as applicable, as in effect at the Closing;

(b) Certificates of Good Standing. Certificates of Good Standing, dated not more than two (2) Business Days prior to the Closing Date, with respect to each Company and any Subsidiary thereof, issued by the Secretary of State of the state of its formation;

(c) Resolutions. A copy of the resolutions of the Seller and the board of directors of each Company and any Subsidiary thereof, certified by the secretary thereof as having been duly and validly adopted and in full force and effect, authorizing the execution and delivery of this Agreement and the Transaction Documents to which such entity is a party and the performance of the transactions contemplated hereby and thereby;

(d) Closing Certificate. A certificate, dated as of the Closing Date, duly executed by the Seller, certifying in such detail as Purchaser may reasonably require the fulfillment of the conditions set forth in Section 7.1(b);

(e) Securities. (i) Certificates representing the IO Shares, duly endorsed or accompanied by stock powers duly executed, with all necessary stock transfer stamps attached thereto and (ii) duly executed unit assignments transferring the Seller’s interest in the Units.

(f) Opinion of Counsel. An opinion of counsel for the Seller, dated as of the Closing Date, in form and substance reasonably acceptable to counsel for Purchaser provided that such opinion should be limited to good standing, authorization, execution, delivery and enforceability of this Agreement and the Transaction Documents;

(g) Underwriter’s Lock-up Agreement. The Underwriter’s Lock-up Agreement, duly executed by the Seller; and

(h) Other Documents. Such other documents and instruments as Purchaser reasonably shall deem necessary to consummate the transactions contemplated hereby.

All documents delivered Purchaser shall be in form and substance reasonably satisfactory to Katten Muchin Rosenman LLP, counsel for Purchaser.

8.3 Deliveries of Purchaser. At the Closing, Purchaser will deliver to the Seller:

(a) Certificate of Incorporation. The Certificate of Incorporation of Purchaser, certified by the Secretary of State of the State of Delaware as of not more than two (2) Business Days prior to the Closing Date;

(b) Certificates of Good Standing. Certificates of Good Standing, dated not more than two (2) Business Days prior to the Closing Date, with respect to Purchaser, issued by the Secretary of State of the state of its formation;

(c) Resolutions. A copy of the resolutions of the Purchaser and the board of directors of Purchaser, certified by the secretary thereof as having been duly and validly adopted and in full force and effect, authorizing the execution and delivery of this Agreement and the Transaction Documents to which Purchaser is a party and the performance of the transactions contemplated hereby and thereby;

(d) Closing Certificate. A certificate, dated as of the Closing Date, duly executed by Purchaser, certifying in such detail as the Seller may reasonably require the fulfillment of the conditions set forth in Section 7.2(b); and

(e) Other Documents. Such other documents and instruments as the Seller reasonably shall deem necessary to consummate the transactions contemplated hereby.

All documents delivered to the Seller shall be in form and substance reasonably satisfactory to Taylor English Duma LLP, Attn: Thomas A. Bartolozzi, Esq., counsel for the Seller.

ARTICLE 9

INDEMNIFICATION

9.1 Indemnification by the Seller. The Seller, on behalf of itself and its successors and assigns, hereby agrees to indemnify each of Purchaser, the Companies, their respective Subsidiaries and the Affiliates of the foregoing, and their respective directors, stockholders, officers, partners, employees, agents, lenders, representatives, successors and assigns, and any Employee Benefit Plan maintained by either Company or any Subsidiary thereof, and the fiduciaries thereof (the “Purchaser Indemnified Parties”) and save and hold each of them harmless from and against and pay on behalf of or reimburse the Purchaser Indemnified Parties as and when incurred for any and all liabilities, demands, claims, actions, causes of action, assessments, losses, costs, damages, deficiencies, Taxes, fines or expenses (whether or not arising out of third party claims), including, without limitation, interest, penalties, attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Losses”), which any Purchaser Indemnified Party may suffer, sustain or become subject to, in connection with, incident to, resulting from or arising out of or in any way relating to or by virtue of, directly or indirectly:

(a) any misrepresentation or breach of, or omission from, any representation or warranty under ARTICLE 5 of this Agreement;

(b) any nonfulfillment or breach of any covenant or agreement on the part of the Seller under this Agreement that expressly hereunder survives or is to be undertaken from and after Closing;

(c) any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and the Seller, either Company or any Subsidiary thereof, or any Affiliate of any of the foregoing;

(d) the litigation matters set forth on Schedule 9.1(d) (“Excluded Litigation”);

(e) any Liability arising out of (i) the redemption by Island One of any of its shares of capital stock owned by Vacation Ownership Investors, LLC, a Florida limited liability company, pursuant to that certain Stock Redemption Agreement dated as of March 12, 2013, or (ii) the termination of employment of any officers of any Company or any Subsidiary thereof on or after January 31, 2013 and prior to the Closing Date;

(f) any Taxes attributable to either Company or any Subsidiary thereof for any period prior to the Closing Date, and Taxes due from either Company or any Subsidiary thereof, or with respect to the assets thereof, applicable to or arising from any period prior to the Closing Date, including, but not limited to, any Straddle Period but, with respect to any Straddle Period and non-income Taxes, only to the extent that the amount of such Taxes for such Straddle Period exceeds the amount of the Taxes accrued or reserved for on the Interim Financial Statements (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income); or

(g) without limiting Section 9.1(f), (i) (x) the defense of any assessments for additional federal or state income Taxes against either Company or any Subsidiary thereof resulting from the disallowance or proposed disallowance of any deduction taken by either Company or any Subsidiary thereof for federal or state income tax purposes, and (y) with respect to assessments, additional Tax, interest or penalties relating thereto, or (ii) any obligations of Seller under Section 3.7(d).

In no event, however, shall Seller be obligated to indemnify for any Taxes (including a disallowance of a deduction) resulting from any Post-Closing change in applicable Tax Law or industry accounting practice.

9.2 Indemnification by Purchaser. Purchaser, on behalf of itself and its respective successors and assigns, hereby agree to indemnify the Seller and its Affiliates, shareholders, directors, officers, partners employees, agents, representatives, successors and permitted assigns (the “Seller Indemnified Parties”) and save and hold each of them harmless from and against and pay on behalf of or reimburse the Seller Indemnified Parties as and when incurred for any and all Losses which any Seller Indemnified Party may suffer, sustain or become subject to, in connection with, incident to, resulting from or arising out of or in any way relating to or by virtue of:

(a) any misrepresentation or breach of, or omission from, any representation or warranty under ARTICLE 5 of this Agreement;

(b) any nonfulfillment or breach of any covenant or agreement on the part of Purchaser under this Agreement that expressly hereunder survives or is to be undertaken from and after Closing; or

(c) any nonfulfillment or breach of obligations set forth in Section 10.19 hereof; or

(d) any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and Purchaser or any Affiliate thereof.

9.3 Indemnification Procedure for Third Party Claims. In the event that, subsequent to the Closing, any person or entity entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including, but not limited to any Governmental Authority) (a “Third Party Claim”) against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give written notice together with a statement of any available information (other than privileged information) regarding such claim to the Indemnifying Party within thirty (30) Business Days after learning of such claim. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within fifteen days (15) after receipt from the Indemnified Party of notice of such claim, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim (“Defense Counsel”), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed (and further provided that the defense of any Tax Claims shall be governed by Section 3.8(f)).

(a) In the event that the Indemnifying Party shall fail to give the Defense Notice within said 15-day period, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct the defense in good faith and to compromise and settle the claim in good faith without prior consent of the Indemnifying Party and the Indemnifying Party will be liable for all reasonable costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith.

(b) In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject claim, the Indemnifying Party shall be entitled to have the control over said defense settlement of the subject claim and the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. In such an event, the Indemnifying Party will not settle the subject claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld. Notwithstanding the generality of the foregoing, the Indemnifying Party’s delivery of a Defense Notice shall constitute an acceptance of the obligation to indemnify the Indemnified Party with respect to all Losses, if any, resulting from the subject claim.

(c) Without the prior written consent of the Indemnified Party which may be withheld for any reason or no reason, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive relief or specific performance would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

(d) Notwithstanding Section 9.3(b), the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) that involves criminal allegations against the Indemnified Party, (iii) that if unsuccessful, would set a precedent that would materially interfere with, or have a material adverse effect on, the business or financial condition of the Indemnified Party, or (iv) that imposes liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. In such an event, the Indemnifying Party will still have all of its obligations hereunder provided that the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld. If the Stockholders are the Indemnifying Party with respect to any claim relating to Taxes, the Indemnifying Party will not enter into any settlement of such claim or cease to defend against such claim without the prior written consent of the Indemnified Party if such settlement of the claim or cessation to defend such claim is likely to adversely affect the tax position of either any Company or the Buyer.

(e) Any final judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

(f) A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section 9.3 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

9.4 Indemnification Procedures for Non-Third Party Claims. In the event an Indemnified Party should have a claim against an Indemnifying Party hereunder which does not involve a Third Party Claim (a “Direct Claim”), the Indemnified Party shall transmit to the Indemnifying Party a written notice (the “Direct Indemnification Notice”) describing in reasonable detail the nature of the Direct Claim, an estimate of the amount of damages attributable to such Direct Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. If the Indemnifying Party does not notify (the “Direct Indemnification Defense Notice”) the Indemnified Party in writing within fifteen (15) days from its receipt of the Direct Indemnification Notice that the Indemnifying Party disputes such Direct Claim, the Direct Claim specified by the Indemnified Party in the Direct Indemnification Notice

shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such Direct Claim, as provided above, such dispute shall be resolved by litigation as provided in Sections 10.8 and 10.9 hereof.

9.5 Certain Limitations on Remedies.

(a) All representations and warranties of the parties hereto contained in or arising out of this Agreement or otherwise in connection herewith shall survive the Closing hereunder and shall continue in full force and effect thereafter until June 30, 2014, except the warranties and representations contained in (i) Sections 5.1, 5.2, 5.3, and 5.4 shall survive indefinitely, (ii) Sections 5.18, 5.19, and 5.21 (other than Section 5.21(a)) shall survive until the third anniversary of the Closing Date, and (iii) Sections 5.21(a) and 5.25, and any claim based on intentional breach or fraudulent misrepresentation, shall survive until sixty (60) days after the expiration of all applicable statutes of limitations (including any amendments extending said statutes). Unless a specified period is set forth in this Agreement or in a Transaction Document (in which event such specified period will control), all agreements and covenants contained in this Agreement and in any Transaction Documents will survive the Closing and remain in effect indefinitely. Notwithstanding anything herein to the contrary, indemnification for any claim for which written notice as provided in this ARTICLE 9 has been timely given prior to the expiration of the representation and warranty upon which such claim is based as provided herein shall not expire, and such claim for indemnification may be pursued, until the final resolution of such claim in accordance with the provisions of this ARTICLE 9.

(b) Notwithstanding anything to the contrary set forth in this Agreement (but subject to the terms of this Section 9.5(b)), the Seller shall not be liable to the Purchaser Indemnified Parties under Section 9.1(a) other than as a result of any misrepresentation or breach of, or omission from, any representation or warranty contained in Sections 5.1, 5.2, 5.3, 5.4, 5.21(a) and 5.25, unless and until (i) the Loss incurred by a Purchaser Indemnified Party for any particular matter exceeds $25,000 and (ii) Losses incurred by all Purchaser Indemnified Parties, in the aggregate, as a result thereof exceed, in the aggregate, $500,000 (the “Basket Amount”); provided, however, that in the event that such Losses exceed the Basket Amount, the Seller shall fully indemnify the applicable Purchaser Indemnified Party for all Losses incurred by such Purchaser Indemnified Party subject to indemnification obligations of the Seller pursuant to Section 9.1(a), including the $500,000 applied to the Basket Amount. Notwithstanding the foregoing, the Basket Amount shall not apply to Losses in connection with the following items: (i) any intentional breach by the Seller of any representation or warranty, or (ii) indemnification under Sections 9.1(c), (d), (e), and (f) or relating to the representations in Sections 5.1, 5.2, 5.3, 5.4, 5.21(a) and 5.25.

(c) Notwithstanding anything to the contrary set forth in this Agreement (but subject to the terms of this Section 9.5(c)), the Seller shall not be liable to the Purchaser Indemnified Parties under Section 9.1(f) or 9.1(g) unless and until the Loss incurred by a Purchaser Indemnified Party for any particular matter exceeds $25,000.

(d) Notwithstanding anything to the contrary set forth in this Agreement (but subject to the terms of this Section 9.5(d)), the Seller shall not be liable to the Purchaser Indemnified Parties under Section 9.1(a) other than as a result of any misrepresentation or breach of, or omission from, any representation or warranty contained in Sections 5.1, 5.2, 5.3, 5.4, 5.21(a) and 5.25, to the extent the amount of Losses paid to the Purchaser Indemnified Parties, in the aggregate, pursuant to Section 9.1(a) (other than as a result of any misrepresentation or breach of, or omission from, any representation or warranty contained in Sections 5.1, 5.2, 5.3, 5.4, 5.21(a) and 5.25), an amount equal to 5% of the Purchase Price in the aggregate (the “Cap Amount”). Notwithstanding the foregoing, the Cap Amount shall not apply to Losses in connection with the following items, and such Losses shall not be counted towards the Cap: (i) any intentional breach by the Seller of any representations or warranties, or (ii) indemnification under Sections 9.1(b), (c), (d), (e), or relating to the representations in Sections 5.1, 5.2, 5.3, 5.4, 5.21(a) and 5.25.

9.6 Materiality Qualifiers. For purposes of determining (i) whether a breach of a representation or warranty exists for purposes of Sections 9.1(a) or 9.2(a) and (ii) the amount of Losses arising from such a breach for which the Purchaser Indemnified Parties or Seller Indemnified Parties are entitled to indemnification under Sections 9.1(a) or 9.2(a), all qualifications contained in the representations and warranties of the Purchaser or the Seller contained in this Agreement that are based on materiality (including, without limitation, all usages of “material”, “material adverse effect” or similar qualifiers) will be disregarded.

9.7 Investigation. An indemnified party’s right to indemnification, payment of Losses or other remedies based on any representation, warranty, covenant or obligation of another party contained in or made pursuant to this Agreement or any Transaction Document shall not be affected by any investigation conducted by such indemnifying party or any of its representatives or any knowledge acquired (or capable of being acquired) by any such indemnified party or its representatives, in each case, at any time, whether before or after the execution and delivery of this Agreement or the Closing, or such indemnified party’s participation in the Closing.

9.8 Insurance; Tax Benefits.

(a) If any Losses sustained by an Indemnified Party are covered by an insurance policy of any Indemnifying Party, the Indemnified Party shall use commercially reasonable efforts to seek recovery under such insurance policy with respect to such Losses; provided, that in no event shall any Indemnified Party have any obligation to pursue any recovery if as a result thereof the premium costs under such insurance policy shall reasonably be expected to be increased by a material amount. If the Indemnified Party receives such insurance proceeds prior to being indemnified with respect to such Losses under this ARTICLE 9, the payment under this ARTICLE 9 with respect to such Losses shall be reduced by the net amount of such insurance proceeds, less the present value of all premium increases resulting therefrom, all attorney’s fees and other out-of-pocket fees, costs and expenses incurred in connection with collecting such proceeds and any deductible payment, reimbursement obligation or retrospective payments incurred by the Indemnified Party (such net amounts, a “Net Recovery”). In the event that a Net Recovery is actually received by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such Net Recovery relates, appropriate refunds in the amount of such Net Recovery (or if less, in the amount of applicable indemnification payments previously made) shall be made promptly. Notwithstanding the foregoing, (a) the Indemnifying Party may not delay payment of, or reduce the amount of, any payment in respect of any Losses in expectation of any such insurance proceeds, and (b) no obligation of a Indemnified Party under this Section 9.8 shall limit, delay or otherwise affect the rights of such Indemnified Party to recover from the Indemnifying Party pursuant to this ARTICLE 9.

(b) The amount of any Losses payable under this ARTICLE 9 by an Indemnifying Party shall be net of any Tax Benefits that an Indemnified Party actually realizes, whenever realized, arising from the incurrence or payment of any such Losses, net of any Tax costs related to such Losses, including Tax costs on account of payments received from the Indemnifying Party related to such Losses. If the Indemnified Party realizes any Tax Benefits subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received or realized by the Indemnified Party, net of all attorney’s fees and other out-of-pocket fees, costs and expenses incurred by such Indemnified Party in collecting such amount.

9.9 No Implied Representations. The Purchaser and the Seller acknowledge that, except as expressly provided in ARTICLE 5 and ARTICLE 6 of this Agreement, neither party hereto has made or is making, and the other party is not relying upon, any representations or warranties whatsoever, implied or otherwise.

ARTICLE 10

MISCELLANEOUS

10.1 Notices, Consents, etc. Any notices, consents or other communications required or permitted to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered by a recognized overnight courier service, or (d) sent by facsimile transmission to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

(a)	If to the Seller to:

Timeshare Acquisitions, LLC

c/o Homewood Capital, LLC

641 5th Avenue, PH4

New York, NY 10022

Attention:	Douglas Teitelbaum
Facsimile:	(212) 380-5894

with a copy to (which copy shall not constitute notice hereunder):

Taylor English Duma LLP

1600 Parkwood Circle, Suite 400

Atlanta, Georgia 30339

Attention:	Thomas A. Bartolozzi, Esq.
Facsimile.:	770-434-7376

(b)	If to Purchaser, three (3) copies to:

Diamond Resorts International, Inc.

10600 W. Charleston Blvd.

Las Vegas, Nevada 89135

Attention:	Howard S. Lanznar, Executive Vice President & Chief Administrative Officer Frank W. Acito, VP - Corporate Development Legal Dept.
Facsimile:	(702) 765-8615

with two (2) copies to (which copies shall not constitute notice hereunder):

Katten Muchin Rosenman LLP

525 West Monroe Street

Suite 1900

Chicago, Illinois 60661

Attention:	Brooks T. Giles
Peter A. Siddiqui
Facsimile:	(312) 902-1061

Date of service of such notice shall be (w) the date such notice is personally delivered, (x) three (3) Business Days after the date of mailing if sent by certified or registered mail, (y) one (1) Business Day after date of delivery to the overnight courier if sent by overnight courier or (z) the next succeeding Business Day after transmission by facsimile (provided a confirmation of delivery is emitted by such machine upon transmission).

10.2 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under ARTICLE 9.

10.3 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

10.4 Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding on Purchaser only if such amendment or waiver is set forth in a writing executed by Purchaser, and provided that any such amendment or waiver will be binding upon the Seller only if such amendment or waiver is set forth in a writing executed by the Seller. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a waiver of any other breach.

10.5 Further Assurances. Each party will execute all documents and take such other actions as any other party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Agreement.

10.6 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, including counterparts bearing a facsimile signature copy, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other. The parties hereto intend that a facsimile signature copy on this Agreement shall have the same force and effect as an original signature.

10.7 Expenses. Each of the parties hereto shall pay all costs and expenses incurred or to be incurred by it in connection with the preparation, negotiation, execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated thereby.

10.8 Governing Law; Venue. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of Delaware, without giving effect to provisions thereof regarding conflict of laws. The parties hereto hereby submit to the exclusive jurisdiction of any federal or state court located within the County of Orange, State of Florida over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and further agree that venue for all such matters shall lie exclusively in those courts. The parties hereto hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have, including, but not limited to, any claim of forum non conveniens, to venue in the courts located in Orange County, Florida. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

10.9 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury of any claim or cause of action in any legal proceeding arising out of or related to this Agreement or the transactions or events contemplated hereby or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party hereto. The parties hereto each agree that any and all such claims and causes of action shall be tried by the court without a jury. Each of the parties hereto further waives any right to seek to consolidate any such legal proceeding in which a jury trial has been waived with any other legal proceeding in which a jury trial cannot or has not been waived.

10.10 Specific Performance. The parties hereto acknowledge that irreparable damage would result if this Agreement and the Transaction Documents were not specifically enforced, and they therefore consent that the rights and obligations of the parties hereto under this Agreement or the Transaction Documents may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement, the Transaction Documents or otherwise.

10.11 Recovery of Attorney’s Fees. In the event of any litigation between the parties hereto relating to this Agreement or the Transaction Documents, the prevailing party shall be entitled to recover its attorney’s fees and costs (including court costs) from the non-prevailing party; provided, that if both parties prevail in part, the attorney’s fees and costs shall be awarded by the court in such manner as it deems equitable to reflect the relative amounts and merits of the parties’ claims.

10.12 Headings. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

10.13 Assignment; Joinder. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party hereto without the prior written consent of the other parties hereto which consent shall not be unreasonably withheld and in connection with any such consent the assigning party(ies) remains liable hereunder for all the representations, warranties, obligations, including but not limited to any indemnification obligations hereunder; provided, however, that nothing in this Agreement shall or is intended to limit the ability of the Purchaser to assign its rights or delegate its responsibilities, liabilities and obligations under this Agreement, in whole or in part, without the consent of the Seller or either Company to any Affiliate of Purchaser; provided, that Purchaser guarantees such obligations to Seller. In the event of a Sale of Diamond, immediately upon the identification of the Selling Person, the Selling Person shall execute a joinder in form and substance reasonably acceptable to the parties hereto pursuant to which the Selling Person shall make the same or substantially similar representations and warranties to the Seller, and undertake the same obligations, as those made and undertaken by the Purchaser. Further, notwithstanding anything in this Agreement to the contrary, Purchaser acknowledges and agrees that Seller shall have a right to assign its right to receive up to two (2) percent of any consideration to be received hereunder, including but not limited to the IPO Shares or Sale Shares, as applicable, to any Person listed on Schedule 10.13 (each, a “Permitted Assignee”) as designated in writing to Purchaser at least 3 Business Days prior to the Closing Date, subject to delivery by such Permitted Assignee of representations, warranties and covenants in form and substance reasonably acceptable to Purchaser regarding the matters set forth in Sections 3.7(g), 5.21(a), 5.24, and 5.25.

10.14 Entire Agreement. Excepting the Interim Agreements, this Agreement, the Preamble and all the Schedules and Exhibits attached to this Agreement (all of which shall be deemed incorporated in the Agreement and made a part hereof), and the Transaction Documents set forth the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, of the parties hereto, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the parties hereto.

10.15 Interpretative Matters. Unless the context otherwise requires, (a) all references to Articles, Sections, Schedules or Exhibits are to Articles, Sections, Schedules or Exhibits contained in or attached to this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) the use of the word “including” in this Agreement shall be by way of example rather than limitation.

10.16 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

10.17 Publicity. The parties agree that they shall not issue any announcement or press release relating, directly or indirectly, to the transactions contemplated hereby unless such announcement or release is mutually agreed to by each of the parties hereto. Notwithstanding the foregoing, each party may release such information that is required of them pursuant to any Law; provided that such releasing party (prior to such release) immediately inform the other parties hereto regarding the requirement and content of such release.

10.18 Securities Matters.

(a) Listing. If the Closing occurs in connection with an IPO, Purchaser shall, upon the issuance to Seller (or its Permitted Assignees) of the IPO Shares at the Closing, have secured the listing of all of such IPO Shares upon the New York Stock Exchange or such other U.S. national securities exchange upon which the shares of capital stock sold or issued by Purchaser in the IPO are then listed.

(b) Removal of Legends. Upon the written request to Purchaser by Seller (and/or any of the Permitted Assignees) and surrender by Seller (and/or any of the Permitted Assignees) to the transfer agent for Purchaser’s capital stock of the class issued in the IPO (the “Transfer Agent”), with a copy to Purchaser, of any certificate or other instrument representing any IPO Shares, the legend thereon regarding the restrictions on transfer imposed by the Securities Act (the “Securities Act Legend”) shall be removed, and Diamond shall cause the Transfer Agent to promptly (and in no event more than 15 days after receipt of such written request) issue to Seller (and/or any of the Permitted Assignees) or its transferee a new certificate (or credit shares to the applicable balance accounts at The Depository Trust Company) with respect to such IPO Shares without the Securities Act Legend, if (i) Seller provides Purchaser reasonable assurances (in the form of customary documentation) that such IPO Shares have been or are being sold pursuant to Rule 144 under the Securities Act (“Rule 144”), or (ii) six months or more after the

Closing Date, Seller certifies to Purchaser that Seller is not an “affiliate” of Purchaser (as defined in Rule 144) and will thereafter only sell such IPO Shares in accordance with Rule 144.

(c) Reports Under The 1934 Act. With a view to making available to Seller the benefits of Rule 144, Purchaser agrees, if the Closing is in connection with an IPO, that during the period commencing on the closing of the IPO and ending on the first anniversary of the Closing Date, and provided that Seller continues to hold IPO Shares, Purchaser will:

(i) make and keep public information available, as those terms are understood and defined in Rule 144;

(ii) file with the SEC in a timely manner all reports and other documents required of Purchaser under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(iii) furnish to Seller, promptly upon request, a written statement by Purchaser that it has complied with the applicable reporting requirements of Rule 144 and the Exchange Act.

10.19 Control of Certain Proceedings. Notwithstanding anything in this Agreement to the contrary, Purchaser and the Seller acknowledge and agree that the Seller shall retain all the benefits and burdens of the Excluded Litigation, and Purchaser shall, and shall cause each Company and their respective Subsidiaries to disclaim and assign to the Seller all right, title and interest in the proceeds of any claims of either Company and/or its Subsidiaries in connection with the Excluded Litigation. Subject to the Seller’s satisfaction of its obligations under Section 10.19, Purchaser acknowledges and agrees that all decisions with respect to the Excluded Litigation shall be made by the Seller, and Purchaser will cooperate with all reasonable requests of the Seller and execute such documents or instruments as are reasonably necessary and/or requested by the Seller in pursuing and/or defending any claims in connection with the Excluded Litigation. This Section 10.19 shall expressly survive Closing.

[end of document;

signature page follows]

IN WITNESS WHEREOF, the parties have executed this Transaction Agreement as of the date first above written.

DIAMOND RESORTS INTERNATIONAL, INC.

By:	/s/ David F. Palmer
Name:	David F. Palmer
Title:	President and Chief Executive Officer

ISLAND ONE, INC.

By:	/s/ Douglas Teitelbaum
Name:	Douglas Teitelbaum
Title:	Director

CRESCENT ONE, LLC

By:	/s/ Douglas Teitelbaum
Name:	Douglas Teitelbaum
Title:	Manager

TIMESHARE ACQUISITIONS, LLC

By:	/s/ Douglas Teitelbaum
Name:	Douglas Teitelbaum
Title:	Manager